Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED WITH [****], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of August 31, 2022 and is entered into by and among PROVENTION BIO, INC., a Delaware corporation (“PRVB”), and each of its Subsidiaries from time to time party hereto as borrower (individually or collectively, as the context may require, “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (each, a “Lender” and collectively referred to as the “Lenders”) and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lenders (in such capacity, “Agent”).

RECITALS

A. Borrower has requested the Lenders make available to Borrower one or more Advances in an aggregate principal amount of up to One Hundred and Twenty-Five Million Dollars ($125,000,000) (the “Term Loans”); and

B. The Lenders are willing to make such Advances on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower, Agent and the Lenders agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among Agent, Borrower and a third party bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which perfects Agent’s first priority security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H (or such other form as may be agreed by Agent), which account numbers shall be redacted for security purposes if and when filed publicly by Borrower.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business, line of business or division or other unit of operation of a Person, (b) the acquisition of fifty percent (50%) or more of the Equity Interests of any Person, whether or not involving a merger, consolidation or similar transaction with such other Person, or otherwise causing any Person to become a Subsidiary of Borrower, or (c) the acquisition of, including the acquisition of the right to use, develop or sell (in each case, including through licensing), any product, product line or Intellectual Property of or from any other Person.

“Acquisition Deferred Payments” means, with respect to an Acquisition, (a) any “earnouts,” holdbacks, royalties, profit sharing arrangements, incentive payments, and other similar payments, in each case, solely to the extent such payments are made to the applicable payee upon such payee’s achievement of express performance milestones that were established in writing prior to the date of such payment and (i) approved by Agent in writing or (ii) are in connection with the licensing of Intellectual Property to be used in the operation of the Loan Parties’ businesses, the development of any product by the Loan Parties or otherwise in the ordinary course of business and (b) immaterial purchase price adjustments.

“Advance” means a Term Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Agent in substantially the form of Exhibit A (or such other form as may be agreed by Agent), which account numbers shall be redacted for security purposes if and when filed publicly by Borrower.

“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote twenty percent (20%) or more of the outstanding voting securities of another Person, or (c) any Person twenty percent (20%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities. As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Loan and Security Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Amgen Agreement” means the License and Collaboration Agreement, by and between PRVB and Amgen, Inc., dated as of November 5, 2018, as in effect as of the Closing Date and as amended or otherwise modified from time to time without giving effect to any amendments or modifications adverse to the Lenders without the prior written consent of the Agent.

“Amortization Date” means initially, September 1, 2025; provided however, that:

(i) if the Approval Milestone is achieved prior to September 1, 2025 and the Performance Milestone is achieved in accordance with the terms set forth in the definition thereof, such date shall be extended to March 1, 2026;

(ii) if the conditions to the extension set forth in clause (i) have been satisfied and furthermore the Borrower remains in compliance with Section 7.20 as required pursuant hereto through and including March 1, 2026, such date shall be extended to the earlier of (a) September 1, 2026 and (b) the first day of the fiscal month immediately following the occurrence of any default under Section 7.20.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries or their respective controlled Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

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“Anti-Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Approval Milestone” means Borrower shall have delivered evidence reasonably satisfactory to Agent that the FDA shall have approved the sale and marketing of Teplizumab in the United States of America for the delay of clinical Type-1 Diabetes in at-risk individuals, with a label claim that is generally consistent with what PRVB sought in its BLA Filing; provided, that if a default or an Event of Default shall have occurred and be continuing at the time of such FDA approval or at the time of delivery of such reasonably satisfactory evidence, the Approval Milestone shall not be deemed to have been achieved until the first date on which such default or Event of Default is cured, waived or no longer continuing.

“BLA Filing” means the Biologics License Application with respect to Teplizumab that was submitted by PRVB to the FDA.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Board” means, with respect to any Person that is a corporation, its board of directors (or any authorized committee or subcommittee thereof); with respect to any Person that is a limited liability company, its board of managers, board of members or similar governing body; and with respect to any other Person that is a legal entity, such Person’s governing body in accordance with its Organizational Documents.

“Books” means Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal, state, local and foreign tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California are closed for business.

“Business Development Proceeds” means, with respect to any arrangement for business or product development or co-development, promotion or co-promotion, commercialization or co-commercialization or licensing of Intellectual Property (including Permitted Transfers described in clause (ii) of the definition thereof and Permitted Investments described in clauses (xi) or (xii) of the definition thereof) entered into after the date of this Agreement, the net cash proceeds received by Borrower (including acquisition consideration, upfront payments, exclusivity payments and other payments received upon entering into such arrangements (or consummation of such transaction), but excluding payments of the type described in the definition of Acquisition Deferred Payments (without regard to clauses (i) and (ii) in such definition)). For the avoidance of doubt, no Specified Amgen Proceeds shall constitute Business Development Proceeds.

“Cash” means all cash, Cash Equivalents and liquid funds.

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“Cash Equivalents” means investments described under clauses (ii) and (xvi) of the definition of “Permitted Investments”.

“Change in Control” means any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower in which the holders of Borrower’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower is the surviving entity.

“Charter” means, with respect to any Person, such Person’s incorporation, formation or equivalent documents, as in effect from time to time.

“Closing Date” means the date of this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” means PRVB’s Common Stock, $0.0001 par value per share, of PRVB.

“Company IP” means any and all of the following, as they exist in and throughout the United States of America: (a) Current Company IP; (b) improvements, continuations, continuations-in-part, divisions, provisionals or any substitute applications, any Patent issued with respect to any of the Current Company IP, any Patent right claiming the composition of matter of, or the method of making or using, the Products in the United States of America, any reissue, reexamination, renewal or Patent term extension or adjustment (including any supplementary protection certificate) of any such Patent, and any confirmation Patent or registration Patent or patent of addition based on any such Patent; (c) trade secrets or trade secret rights, including any rights to unpatented inventions, know-how, show-how, operating manuals, confidential or proprietary information, research in progress, algorithms, data, databases, data collections, designs, processes, procedures, methods, protocols, materials, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, and the results of experimentation and testing, including samples, in each case, as specifically related to any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Products; (d) any and all IP Ancillary Rights specifically relating to any of the foregoing; and (e) regulatory filings, submissions and approvals related to any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Products and all data provided in any of the foregoing.

“Compliance Certificate” means a certificate substantially in the form attached hereto as Exhibit E.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the amount that would be required to be shown as a liability on a balance sheet prepared in accordance with GAAP; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

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“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by any Loan Party or in which any Loan Party now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States of America, any State thereof, or of any other country.

“default” means, when used in reference to this Agreement or any other Loan Document, any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof, the District of Columbia, or any other jurisdiction within the United States of America.

“Due Diligence Fee” means Seventy Five Thousand Dollars ($75,000), which fee has been paid to the Lenders prior to the Closing Date, and shall be deemed fully earned on such date regardless of the early termination of this Agreement.

“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Excluded Account” means (a) any Deposit Account that is used primarily as a payroll or payables account, the funds in which consist of funds held for (i) salary accruals or (ii) amounts held under any employee benefit, deferred compensation or incentive compensation plan (including, for the avoidance of doubt, any amounts representing bonus accruals) maintained by Borrower or any Subsidiary or funds representing earned or deferred compensation for the directors, employees and former employees of Borrower or any Subsidiary to be paid in the ordinary course of business; provided that (x) the aggregate amount across any payroll accounts under clause (i) above shall not exceed the amount needed for the then-next two (2) payroll cycles or in accordance with IRS requirements and (y) the amount of funds held in all such Deposit Accounts described in this clause (a) shall not exceed $150,000 in the aggregate at any time for purposes other than those described in clauses (i) and (ii); (b) accounts used exclusively to maintain cash collateral pursuant to the definition of “Permitted Liens”; (c) any Deposit Account held by an Immaterial Subsidiary and (d) any other Deposit Account approved by the Agent in writing.

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“FDA” means the U.S. Food and Drug Administration or any successor thereto.

“FDA Good Manufacturing Practices” means the applicable requirements and standards set forth in the Food, Drug and Cosmetic Act (“FDCA”) and its implementing regulations (for example, for pharmaceuticals being used in Phase 2 or 3 studies, and commercial pharmaceuticals, 21 C.F.R. Parts 210 and 211) and relevant FDA guidance documents (for example, for pharmaceuticals in Phase 1, FDA guidance entitled “CGMP for Phase 1 Investigational Drugs”).

“FDA Laws” means all applicable statutes, rules, regulations, standards, guidelines, policies and orders and Requirements of Law administered, implemented, enforced or issued by FDA or any comparable governmental authority.

“Federal Health Care Program Laws” means collectively, federal Medicare or federal or state Medicaid statutes, Sections 1128, 1128A, 1128B, 1128C or 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c, 1320a-7h and 1395nn), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), HIPAA, or related regulations or other Requirements of Law that directly or indirectly govern the health care industry, programs of governmental authorities related to healthcare, health care professionals or other health care participants, or relationships among health care providers, suppliers, distributors, manufacturers and patients, and the pricing, sale and reimbursement of health care items or services including the collection and reporting requirements, and the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs.

“Foreign Subsidiary” means a Subsidiary other than a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means any Subsidiary if it has, directly or indirectly, no material assets other than the Equity Interests (or indebtedness treated as equity for U.S. federal income tax purposes) of one or more Foreign Subsidiaries and/or other Foreign Subsidiary Holding Companies.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Guarantor” means any subsidiary of Borrower that enters into a Guaranty.

“Guaranty” means a guaranty with respect to the Secured Obligations, in form and substance satisfactory to Agent.

“Immaterial Subsidiary” means (x) from and after the Closing Date, Provention Bio Limited, a limited company formed under the laws of England and Wales and (y) on any date, any Subsidiary of Borrower acquired or formed after the Closing Date that has less than 2.5% of the consolidated assets of Borrower and its Subsidiaries (or 5.0% of the consolidated assets of Borrower and its Subsidiaries for all such Immaterial Subsidiaries) for the most recently ended period for which financial statements have been delivered (or required to have been delivered) pursuant to Sections 7.1(a), (b) or (c) prior to such date and designated as an “Immaterial Subsidiary” by Borrower in a written notice delivered to Agent (including any Compliance Certificate), provided that no Subsidiary of Borrower shall qualify as an “Immaterial Subsidiary” if such Subsidiary (a) holds material Intellectual Property or (b) is party to any Material Agreement.

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“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding (i) incentive and deferred compensation to directors, officers or employees of any Loan Party or any Subsidiary to the extent such compensation is authorized and paid in the ordinary course of business and (ii) trade payables entered into in the ordinary course of business paid within ninety (90) days of their respective due dates), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) equity securities of any Person subject to repurchase or redemption other than at the sole option of such Person, (e) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature arising out of purchase and sale contracts, (f) non-contingent obligations to reimburse any bank or Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, and (g) all Contingent Obligations. For the avoidance of doubt, any Permitted Equity Derivatives that do not give rise to any cash payment obligations shall not constitute Indebtedness.

“Initial Facility Charge” means One Hundred Eighty-Seven Thousand Five Hundred Dollars ($187,500), which is payable to the Lenders in accordance with Section 4.1(i).

“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all of each Loan Party’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; each Loan Party’s applications therefor and reissues, extensions, or renewals thereof; and each Loan Party’s goodwill associated with any of the foregoing, together with each Loan Party’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Investment” means (a) any beneficial ownership (including stock, partnership interests, limited liability company interests, or other securities) of or in any Person, (b) any loan, advance or capital contribution to any Person, (c) any Acquisition or (d) other transfers on behalf of or in connection with any equity ownership or similar transfers.

“IP Ancillary Rights” means, with respect to any Copyright, Trademark, Patent, software, trade secrets or trade secret rights, including any rights to unpatented inventions, know-how, show-how and operating manuals, all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect thereto, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other intellectual property right ancillary to any Copyright, Trademark, Patent, software, trade secrets or trade secret rights.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreements” means for each Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit F.

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“License” means any Copyright License, Patent License, Trademark License or other Intellectual Property license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest; provided that, for the avoidance of doubt, licenses shall not constitute Liens.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the promissory notes (if any), the ACH Authorization, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the Warrant, any Pledge Agreement, any Guaranty, the Side Letter and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Loan Party” means Borrower and/or any Guarantor, as the context may require.

“Market Capitalization” means, as of any date of determination, the product of (a) the number of outstanding shares of Common Stock as reported by Borrower to Agent pursuant to Section 7.1(g) hereof as outstanding as of such date of determination and (b) the volume-weighted average price of the shares of Common Stock (as quoted on Bloomberg L.P.’s page or any successor page thereto of Bloomberg L.P. or if such page is not available, any other commercially available source) for the five most recently-ended Nasdaq trading days (or trading days on such other national securities exchange) as of such date of determination.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of Borrower and its Subsidiaries taken as a whole; or (ii) the ability of Borrower to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or the Lenders to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens.

“Material Agreement” means any license, agreement or other contractual arrangement, the termination of which could be reasonably expected to result in a Material Adverse Effect, individually or in the aggregate.

“Material Regulatory Liabilities” means (a)(i) any liabilities arising from the violation of Public Health Laws, Federal Health Care Program Laws, and other applicable comparable Requirements of Law, or from any non-routing terms, conditions of or requirements imposed relative to any Registrations (including costs of actions required under applicable Requirements of Law, including FDA Laws and Federal Health Care Program Laws, or necessary to remedy any violation of any terms or conditions applicable to any Registrations), including, but not limited to, withdrawal of approval, recall, revocation, suspension, import detention and seizure of any Product, and (ii) any loss of recurring annual revenues as a result of any loss, suspension or limitation of any Registrations, which, in the case of the foregoing clauses (i) and (ii), could reasonably be expected to result in a Material Adverse Effect.

“Maximum Term Loan Amount” means One Hundred and Twenty-Five Million Dollars ($125,000,000).

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“Net Product Revenue” means net product revenue of the Borrower and its Subsidiaries, as determined in accordance with GAAP, that is generated from the sale of Teplizumab (which, for the avoidance of doubt, shall include sales, royalty, profit sharing, co-development, co-promotion and co-commercialization revenues recognized in accordance with GAAP, but which shall not include any revenue that is milestone-based or any other one-time or non-recurring revenue).

“NIH” means the National Institutes of Health.

“Non-Disclosure Agreement” means that certain Non-Disclosure Agreement by and between PRVB and Agent dated as of May 9, 2022.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Organizational Documents” means with respect to any Person, such Person’s Charter and (a) if such Person is a corporation, its bylaws (or similar agreement), (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement any Loan Party now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States of America or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States of America or any other country.

“Performance Milestone” means Borrower shall have delivered evidence in detail reasonably satisfactory to Agent that Borrower has achieved at least [****] in T6M Net Product Revenue for any six-month period commencing after the Closing Date and ending on or prior to September 30, 2024; provided, that if a default or an Event of Default shall have occurred and be continuing at the time of such T6M Net Product Revenue has been achieved or at the time of delivery of such reasonably satisfactory evidence, the Performance Milestone shall not be deemed to have been achieved until the first date (which may be after September 30, 2024) on which such default or Event of Default is cured, waived or no longer continuing.

“Performance Covenant Trigger Date” means the date of the initial Advance under Tranche 2, Tranche 3 or Tranche 4; provided that (a) if the date of such initial Advance is earlier than the date upon which financial statements pursuant to Section 7.1(a) are required to be delivered for the period ending June 30, 2024 (such required delivery date, the “June 2024 Financial Statements Delivery Date”), then the Performance Covenant Trigger Date shall be the June 2024 Financial Statements Delivery Date and (b) the Performance Covenant Trigger Date shall not be deemed to have occurred so long as no Advance has been made under Tranche 2, Tranche 3 or Tranche 4.

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“Permitted Acquisition” means any Acquisition (including by way of merger or in-licensing arrangement), in each case located principally within the United States of America, which is conducted in accordance with the following requirements:

(i) of a business or Person or product engaged in a line of business related to that of Borrower or its Subsidiaries;

(ii) unless otherwise agreed by Agent in its sole discretion, if such Acquisition is structured as a stock acquisition, then the Person so acquired shall either (A) become a wholly-owned Subsidiary of Borrower or of a Subsidiary and Borrower shall comply, or cause such Subsidiary to comply, with Section 7.13 hereof or (B) such Person shall be merged with and into a Loan Party (with such Loan Party being the surviving entity);

(iii) if such Acquisition is structured as the acquisition or in-licensing of assets, such assets shall be acquired or licensed by a Loan Party, and such acquired assets or such license shall be free and clear of Liens (in the case of an in-license, on such Loan Party’s rights to use such assets) other than Permitted Liens;

(iv) Borrower shall have delivered to the Lenders not less than ten (10) (or such shorter period as agreed by the Agent) nor more than forty five (45) days prior to the date of such Acquisition or entering into definitive documentation for such Acquisition, notice of such Acquisition together with pro forma projected financial information, copies of then-current drafts of all available material documents relating to such acquisition, and available historical financial statements for such acquired entity, division or line of business, in each case in form and substance satisfactory to the Lenders and demonstrating compliance with the covenants set forth in Section 7.20 hereof on a pro forma basis as if the Acquisition occurred on the first day of the most recent measurement period (and each of the Agent and the Lenders acknowledge that, prior to the announcement of such Acquisition and the filing of such documentation, such Acquisition and documentation shall constitute material non-public information);

(v) both immediately before and after such Acquisition no Default or Event of Default shall have occurred and be continuing; and

(vi) the sum of the purchase price of such proposed new Acquisition, computed on the basis of total acquisition consideration paid or incurred, or to be paid or incurred, by Borrower with respect thereto (excluding for such purpose any unpaid Acquisition Deferred Payments but including the amount of Permitted Indebtedness assumed or to which such assets, businesses or business or ownership interest or shares, or any Person so acquired, is subject) shall not be greater than (i) $5,000,000 for any single Acquisition or group of related Acquisitions or (ii) $10,000,000 for all such Acquisitions during the term of this Agreement; provided that in determining compliance with this clause (vi), acquisition consideration funded with any of the following shall be disregarded: (A) proceeds from the sale and issuance of Borrower’s Equity Interests in a transaction not resulting in a Change in Control (which sale and issuance is consummated (x) after the Closing Date and (y) prior to, but no more than three (3) months prior to, the consummation of such Acquisition), (B) Specified Amgen Proceeds in an aggregate amount not to exceed $50,000,000 and solely to the extent such Specified Amgen Proceeds were received by PRVB not more than one year prior to the consummation of such Acquisition), and (C) an aggregate amount equal to 10% (increasing to 30% upon achievement of the Approval Milestone) of Business Development Proceeds solely to the extent such Business Development Proceeds were received by Borrower not more than one year prior to the consummation of such Acquisition; provided further, that for any Acquisition in which all or a portion of the consideration consists of Equity Interests of the Borrower, the value of such Equity Interests shall be disregarded in determining compliance with this clause (vi).

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“Permitted Convertible Debt” means issuance by Borrower of convertible notes in an aggregate principal amount of not more than Two Hundred and Fifty Million Dollars ($250,000,000); provided that such convertible notes shall (a) not have a scheduled maturity date earlier than one hundred eighty (180) days after the Term Loan Maturity Date, (b) be unsecured or secured, (c) contain conversion, redemption and fundamental change terms that are usual and customary for convertible notes issued in public or “Rule 144A” offerings, (d) if secured, contain usual and customary subordination terms for underwritten offerings of senior subordinated convertible notes and (e) if secured, shall specifically designate this Agreement and all Secured Obligations as “designated senior indebtedness” or similar term so that the subordination terms referred to in clause (d) of this definition specifically refer to such notes as being subordinated to the Secured Obligations pursuant to such subordination terms.

“Permitted Equity Derivatives” means any forward purchase, accelerated share purchase, call option, warrant transaction or other equity derivative transactions entered into in connection with the Permitted Convertible Debt.

“Permitted Indebtedness” means:

(i) Indebtedness of the Loan Parties in favor of the Lenders or Agent arising under this Agreement or any other Loan Document;

(ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A;

(iii) Indebtedness of up to $500,000 outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the cost of the Equipment or software or other intellectual property financed with such Indebtedness;

(iv) (a) Indebtedness to trade creditors incurred in the ordinary course of business and (b) Indebtedness incurred in the ordinary course of business with corporate credit cards in an amount not to exceed $1,000,000 (increasing to $2,500,000 upon achievement of the Approval Milestone) at any time outstanding pursuant to this clause (b);

(v) Indebtedness that also constitutes a Permitted Investment;

(vi) Subordinated Indebtedness;

(vii) reimbursement obligations in connection with letters of credit that are secured by Cash and issued on behalf of Borrower or a Subsidiary thereof in an amount not to exceed $1,000,000 (increasing to $1,500,000 upon achievement of the Approval Milestone) at any time outstanding;

(viii) unsecured Indebtedness in an amount not to exceed $1,000,000 at any time outstanding;

(ix) intercompany Indebtedness (a) of any Loan Party owing to another Loan Party, (b) of any Subsidiary that is not a Loan Party owing to any other Subsidiary that is not a Loan Party or (c) constituting a Permitted Investment;

(x) Permitted Convertible Debt;

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(xi) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(xii) surety and appeal bonds, performance bonds, customs bonds and other obligations of a like nature incurred in the ordinary course of business;

(xiii) Indebtedness pursuant to a profit-sharing agreement for any territory (including the United States) which is entered into in an arm’s length transaction on commercially reasonable terms and with an established pharmaceutical company;

(xiv) to the extent constituting Indebtedness, Acquisition Deferred Payments incurred in connection with Permitted Investments; and

(xv) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be, and subject to any limitations on aggregate amount of such Indebtedness.

“Permitted Investment” means:

(i) Investments existing on the Closing Date which are disclosed in Schedule 1B;

(ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Services, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts;

(iii) repurchases of stock of Borrower from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $500,000 (increasing to $750,000 upon achievement of the Approval Milestone) in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases;

(iv) Investments constituting, or accepted in connection with, Permitted Transfers;

(v) Investments (including debt obligations) (a) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business and (b) consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of any Loan Party in any Subsidiary of a Loan Party;

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(vii) Investments consisting of loans not involving the net transfer, on a substantially contemporaneous basis, of cash proceeds to employees, officers or directors and relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board;

(viii) Investments consisting of travel advances in the ordinary course of business;

(ix) Investments (a) by a Subsidiary that is not a Loan Party in a Loan Party or another Subsidiary that is not a Loan Party and (b) in newly-formed Domestic Subsidiaries, provided that each such Domestic Subsidiary enters into a Joinder Agreement promptly after its formation and executes such other documents as shall be reasonably requested by Agent;

(x) Investments by Loan Parties in Foreign Subsidiaries that do not exceed $250,000 in the aggregate in any fiscal year;

(xi) Investments consisting of co-promotion, co-commercialization or co-development agreements for any territory (including the United States) in an arm’s length transaction entered into on commercially reasonable terms and with an established pharmaceutical company;

(xii) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that cash Investments (if any) by Borrower or the applicable Subsidiary do not exceed $500,000 in the aggregate in any fiscal year;

(xiii) Investments of any Loan Party in or to other Loan Parties;

(xiv) Investments constituting Permitted Acquisitions;

(xv) Permitted Equity Derivatives;

(xvi) Investments pursuant to Borrower’s investment policy that has been provided to Agent prior to the Closing Date or any investment policy that has been approved in writing by Agent in its reasonable discretion;

(xvii) Investments pursuant to the licensing agreements (including the Amgen Agreement) disclosed in PRVB’s annual report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2021, in each case, as in effect on the Closing Date and as amended or otherwise modified from time to time without giving effect to any amendments or modifications adverse to the Lenders without the consent of the Agent;

(xviii) Investments the consideration for which is Common Stock; and

(xix) Investments that do not exceed $500,000 in the aggregate.

“Permitted Liens” means:

(i) Liens in favor of Agent or the Lenders;

(ii) Liens existing on the Closing Date which are disclosed in Schedule 1C;

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(iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not yet due or which are being contested in good faith by appropriate proceedings diligently conducted; provided, that Borrower maintains adequate reserves therefor on Borrower’s Books in accordance with GAAP;

(iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet due or being contested in good faith by appropriate proceedings diligently conducted; provided, that Borrower maintains adequate reserves therefor on Borrower’s Books in accordance with GAAP;

(v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder;

(vi) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(vii) Liens on Equipment or software or other intellectual property constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”;

(viii) Liens incurred in connection with Subordinated Indebtedness;

(ix) leasehold interests in leases or subleases not interfering in any material respect with the business of the lessor;

(x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due;

(xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets);

(xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms;

(xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property;

(xiv) Liens on Cash securing obligations permitted under clause (iv)(b) or (vii) of the definition of Permitted Indebtedness;

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(xv) Liens arising from PRVB’s obligation to deliver to Amgen, Inc. such documents, data, know-how, materials, inventory and program activities pursuant to Section 3.2 of the Amgen Agreement; and

(xvi) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xi) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means:

(i) sales of Inventory in the ordinary course of business;

(ii) licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business on arm’s length terms, that could not result in a legal transfer of title of the licensed property and that may be exclusive or non-exclusive as to region or territory; provided, that solely with respect to any exclusive license as to (a) any region or territory in the United States or (b) as to any region or territory in the United States plus one or more geographic regions or territories outside the United States, the form and substance of the definitive agreement governing such license shall be reasonably satisfactory to Agent;

(iii) (A) dispositions of worn-out, expired, obsolete or surplus Inventory or Equipment in the ordinary course of business, and (B) after consultation with Agent (other than in the case of dispositions of assets with an aggregate book value not in excess of $150,000 in any fiscal year), dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries;

(iv) the lapse, abandonment or other disposition of Intellectual Property that is, in the reasonable good faith judgment of Borrower or a Subsidiary, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of Borrower and its Subsidiaries;

(v) the unwinding, settlement or termination of any obligations under or in respect of any Permitted Equity Derivatives;

(vi) transfers of Cash in the ordinary course of business, solely to the extent not prohibited by and subject to any applicable limitations set forth in the Loan Documents;

(vii) transfers of assets (a) from a Loan Party to another Loan Party, (b) from a Subsidiary that is not a Loan Party to a Loan Party or another Subsidiary that is not a Loan Party and (c) from a Loan Party to a Subsidiary that is not a Loan Party to the extent constituting a Permitted Investment;

(viii) sales, settlement, forgiveness or discounting, in the ordinary course of business, of past due or doubtful accounts in connection with the collection or compromise thereof or in connection with the bankruptcy or reorganization of suppliers or customers in an aggregate amount not to exceed $500,000 for all such sales, settlements, forgiveness or discounts;

(ix) the monetization of certain net operating losses pursuant to the New Jersey Economic Development Authority (NJEDA) program;

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(x) transfers of assets (including Cash and, solely to the extent permitted by clause (ii) of the definition of “Permitted Transfers”, licenses) pursuant to the licensing agreements (including the Amgen Agreement) disclosed in PRVB’s annual report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2021, in each case, as in effect on the Closing Date and as amended or otherwise modified from time to time without giving effect to any amendments or modifications adverse to the Lenders without the consent of the Agent;

(xi) sales or other dispositions in the ordinary course of business of Permitted Investments described in clause (ii) and (xvi) of the definition thereof;

(xii) to the extent constituting a sale, disposition or transfer, such transfers necessary to facilitate the Permitted Investments under clauses (xi) and (xii) of the definition thereof and in each case pursuant to the terms of such co-promotion, co-commercialization or co-development agreements or such joint venture or strategic alliance;

(xiii) transfers of assets arising from PRVB’s obligation to deliver to Amgen, Inc. such documents, data, know-how, materials, inventory and program activities pursuant to Section 3.2 of the Amgen Agreement; and

(xiv) transfers of assets having a fair market value of not more than $500,000 in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Pledge Agreement” means any pledge agreement entered into to secure the Secured Obligations, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified.

“Public Health Laws” means all Requirements of Law relating to the procurement, development, clinical and non-clinical evaluation, product approval or licensure, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, sale, labeling, promotion, clinical trial registration or post market requirements of any drug, biologic or other product (including, without limitation, any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and the Public Health Service Act (42 U.S.C. § 201 et seq.), including without limitation the regulations promulgated by the FDA at Title 21 of the Code of Federal Regulations and all applicable regulations promulgated by the NIH and codified at Title 42 of the Code of Federal Regulations, and guidance, compliance, guides, and other policies issued by the FDA, the NIH and other comparable governmental authorities.

“Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or any of its Subsidiaries or which Borrower or any of its Subsidiaries intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower or such Subsidiary since formation.

“Qualified Cash A/P Amount” means the amount of the Loan Parties’ accounts payable that have not been paid within one-hundred and twenty (120) days from the due date of the relevant account payable, other than any such accounts payable that are being contested in good faith by appropriate proceedings and for which Borrower and its Subsidiaries maintain adequate reserves in accordance with GAAP.

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“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Redemption Conditions” means, with respect to any payment of cash in respect of the principal amount of any Permitted Convertible Debt, satisfaction of each of the following events: (a) no default or Event of Default shall exist or result therefrom, and (b) both immediately before and at all times after such redemption, Borrower’s Unrestricted Cash shall be no less than 150% of the aggregate outstanding amount of the Term Loans plus the Qualified Cash A/P Amount.

“Register” has the meaning specified in Section 11.7.

“Registrations” means authorizations, approvals, licenses, permits, certificates, registrations, listings, certificates, or exemptions of or issued by any governmental authority (including marketing approvals, investigational new drug applications, product recertifications, drug manufacturing establishment registration and product listing, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) that are required for the research, development, manufacture, commercialization, distribution, marketing, storage, transportation, pricing, governmental authority reimbursement, use and sale of Products.

“Regulatory Action” means an administrative or regulatory enforcement action, proceeding or investigation, warning letter, untitled letter, Form 483 or similar notice of violation letter, mandatory recall, request for corrective action, seizure, Section 305 notice, or consent decree, issued or required by the FDA or under the Public Health Laws, the NIH or a comparable governmental authority in any other regulatory jurisdiction.

“Required Lenders” means at any time, the holders of more than 50% of the sum of the aggregate unpaid principal amount of the Term Loans then outstanding.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any governmental authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted License” means any Material Agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such Material Agreement or any other property, or (b) for which a default under or termination of could interfere with Agent’s right to sell any Collateral.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

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“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document (other than the Warrant), including any obligation to pay any amount now owing or later arising.

“Side Letter” means that certain Side Letter, dated as of the Closing Date, by and between PRVB and the Agent.

“Specified Amgen Proceeds” means net cash proceeds received by the Borrower pursuant to Section 7.1(a) of the Amgen Agreement.

“Specified Liens” means Permitted Liens described in clause (xv) of the definition thereof.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Agent in its sole discretion and subject to a subordination agreement in form and substance satisfactory to Agent in its sole discretion.

“Subsequent Financing” means the closing of any PRVB financing involving the sale and issuance of PRVB’s Equity Interests (which such Equity Interests are not required to be registered under the Securities Act of 1933) that is broadly marketed to multiple investors, from which PRVB receives aggregate gross proceeds of at least $25,000,000, and which becomes effective after the Closing Date.

“Subsidiary” means an entity, whether a corporation, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls 50% or more of the outstanding voting securities, directly or indirectly. If not otherwise specified, a Subsidiary shall mean a direct or indirect Subsidiary of each Borrower party hereto from time to time, including each entity listed on Schedule 1 hereto.

“T6M Net Product Revenue” means Net Product Revenue, measured on a trailing six-month basis as of the date of the most recently delivered monthly financial statements in accordance with Section 7.1(a).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1 hereto.

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“Term Loan Advance” means each Tranche 1 Advance, Tranche 2 Advance, Tranche 3 Advance, Tranche 4 Advance, Tranche 5 Advance and any other Term Loan funds advanced under this Agreement.

“Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) the prime rate as reported in The Wall Street Journal plus 2.70% and (ii) 8.20%.

“Term Loan Maturity Date” means initially, September 1, 2026; provided, however, if the Approval Milestone is achieved, then September 1, 2027; provided further, that if such day is not a Business Day, the Term Loan Maturity Date shall be the immediately preceding Business Day.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by any Loan Party or in which any Loan Party now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof or any other country or any political subdivision thereof.

“Tranche 1” means the Advances pursuant to Section 2.2(a).

“Tranche 2” means the Advances pursuant to Section 2.2(b).

“Tranche 2 Facility Charge” means zero point seven-five percent (0.75%) of each Tranche 2 Advance, which is payable to the Lenders in accordance with Section 4.2(d).

“Tranche 3” means the Advance pursuant to Section 2.2(c).

“Tranche 3 Facility Charge” means zero point seven-five percent (0.75%) of the Tranche 3 Advance, which is payable to the Lenders in accordance with Section 4.2(e).

“Tranche 3 Milestone” means the satisfaction of each of the following events: (a) the full drawdown of the Tranche 2 Term Loan Advances, (b) the delivery, by Borrower to Agent, of evidence reasonably satisfactory to Agent that, after the Closing Date and on or prior to December 15, 2023, Borrower has received unrestricted (not subject to any clawback, redemption, escrow or other similar contractual restrictions) net new cash proceeds of at least Seventy Million Dollars ($70,000,000) in the aggregate from (x) the issuance of Equity Interests, (y) the issuance of Permitted Convertible Debt and/or (z) upfront proceeds from business development transactions, and (c) the delivery, by Borrower to Agent, of a report satisfactory to Agent with supporting calculations in detail reasonably satisfactory to Agent showing that, after the Closing Date and on or prior to November 30, 2023, Borrower has achieved at least [****] of cumulative Net Product Revenue; provided, that if a default or an Event of Default shall have occurred and be continuing at the time the foregoing events have been satisfied or at the time of delivery of such items required by clauses (b) and (c) above, the Tranche 3 Milestone shall not be deemed to have been achieved until the first date on which such default or Event of Default is cured, waived or no longer continuing.

“Tranche 4” means the Advances pursuant to Section 2.2(d).

“Tranche 4 Facility Charge” means zero point seven-five percent (0.75%) of each Tranche 4 Advance, which is payable to the Lenders in accordance with Section 4.2(f).

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“Tranche 5” means the Advances pursuant to Section 2.2(e).

“Tranche 5 Facility Charge” means zero point seven-five percent (0.75%) of each Tranche 5 Advance, which is payable to the Lenders in accordance with Section 4.2(g).

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Unrestricted Cash” means unrestricted Cash of Borrower maintained in Deposit Accounts or other accounts in Borrower’s name subject to an Account Control Agreement in favor of Agent, subject to any post-closing period provided under this Agreement to deliver Account Control Agreements.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Warrant” means any warrant entered into in connection with the Loan, as may be amended, restated or modified from time to time.

1.2 The following terms are defined in the Sections or subsections referenced opposite such terms:

Defined Term	Section
Agent	Preamble
Assignee	11.14
Borrower	Preamble
Claims	11.11
Collateral	3.1
Confidential Information	11.13
Current Company IP	5.10(a)
End of Term Charge	2.6
Event of Default	9
Financial Statements	7.1
Indemnified Person	6.3
Lenders	Preamble
Liabilities	6.3
Maximum Rate	2.3
Participant Register	11.8
Performance Covenant	7.20
Prepayment Charge	2.5
Publicity Materials	11.19
Register	11.7
Rights to Payment	3.1
Specified Disputes	5.10(g)
Third Party IP	5.10(i)
Tranche 1 Advance	2.2(a)
Tranche 2 Advance	2.2(b)
Tranche 3 Advance	2.2(c)
Tranche 4 Advance	2.2(d)
Tranche 5 Advance	2.2(e)

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1.3 Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 2. THE LOAN

2.1 [Reserved].

2.2 Term Loan Advances.

(a) Tranche 1 Advance. Subject to the terms and conditions of this Agreement, on the Closing Date, the Lenders shall severally (and not jointly) make, in an amount not to exceed their respective Term Commitments, and Borrower agrees to draw, a Term Loan Advance in an aggregate principal amount equal to Twenty-Five Million Dollars ($25,000,000) (the “Tranche 1 Advance”).

(b) Tranche 2 Advance. Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, the Loan Parties’ satisfaction of the applicable conditions set forth in Sections 2.2(a), 4.2 and 4.3 hereof) and the achievement of the Approval Milestone, on or prior to the earlier of September 30, 2023 or ninety (90) days following the achievement of the Approval Milestone, Borrower may request, and the Lenders shall severally (and not jointly) make, additional Term Loan Advances in an aggregate principal amount up to Forty Million Dollars ($40,000,000), in minimum draws of at least Ten Million Dollars ($10,000,000) (or if less than Ten Million Dollars ($10,000,000), the remaining amount of Term Loan Advances available to be drawn pursuant to this Section 2.2(b)) (each, a “Tranche 2 Advance”); provided that Borrower shall not be permitted to request more than two (2) Tranche 2 Advances in total.

(c) Tranche 3 Advance. Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, the Loan Parties’ satisfaction of the applicable conditions set forth in Sections 2.2(a), 4.2 and 4.3 hereof) and the achievement of the Tranche 3 Milestone, on or prior to December 15, 2023, Borrower may request, and the Lenders shall severally (and not jointly) make, no more than one (1) additional Term Loan Advance in an aggregate principal amount of Ten Million Dollars ($10,000,000) (the “Tranche 3 Advance”).

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(d) Tranche 4 Advance. Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, the Loan Parties’ satisfaction of the applicable conditions set forth in Sections 2.2(a), 4.2 and 4.3 hereof) and the achievement of the Performance Milestone, on or prior to the earlier of December 15, 2024 or ninety (90) days following the achievement of the Performance Milestone, Borrower may request, and the Lenders shall severally (and not jointly) make, additional Term Loan Advances in an aggregate principal amount up to Thirty-Five Million Dollars ($35,000,000) less the aggregate principal amount of the funded Tranche 3 Advance, in minimum draws of at least Ten Million Dollars ($10,000,000) (or if less than Ten Million Dollars ($10,000,000), the remaining amount of Term Loan Advances available to be drawn pursuant to this Section 2.2(d)) (each, a “Tranche 4 Advance”); provided that Borrower shall not be permitted to request more than two (2) Tranche 4 Advances in total.

(e) Tranche 5 Advance. Subject to the terms and conditions of this Agreement and conditioned on approval by the Lenders’ respective investment committees in their sole and unfettered discretion, prior to the Amortization Date, Borrower may request, and the Lenders shall severally (and not jointly) make, additional Term Loan Advances in an aggregate principal amount of up to Twenty-Five Million Dollars ($25,000,000), in minimum draws of at least Ten Million Dollars ($10,000,000) (or if less than Ten Million Dollars ($10,000,000), the remaining amount of Term Loan Advances available to be drawn pursuant to this Section 2.2(e)) (each, a “Tranche 5 Advance”); provided that Borrower shall not be permitted to request more than two (2) Tranche 5 Advances in total.

The aggregate outstanding Term Loan Advances shall not exceed the Maximum Term Loan Amount. Each Term Loan Advance of each Lender shall not exceed its respective Term Commitment.

(f) Advance Request. To obtain a Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request (at least one (1) Business Day before the Closing Date and at least five (5) Business Days before each Advance Date other than the Closing Date to Agent. The Lenders shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance set forth in Section 4 is satisfied as of the requested Advance Date.

(g) Interest.

(i) Term Loan Interest Rate. The principal balance of each Term Loan Advance shall bear interest thereon from such Advance Date in an amount equal to the product of the outstanding Term Loan principal balance multiplied by the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Interest Rate will float and change on the day the prime rate changes from time to time.

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(h) Payment. Borrower will pay interest on each Term Loan Advance on the first Business Day of each month, beginning the month after the Advance Date. Borrower shall repay the aggregate Term Loan principal balance that is outstanding on the day immediately preceding the Amortization Date, in equal monthly installments of principal and interest (mortgage style) beginning on the Amortization Date and continuing on the first Business Day of each month thereafter until the Secured Obligations (other than inchoate indemnity obligations) are repaid. The entire Term Loan principal balance and all accrued but unpaid interest hereunder, shall be due and payable on the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. If a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day. Agent, for the benefit of the Lenders, will initiate debit entries to Borrower’s account as authorized on the ACH Authorization (i) on each payment date of all periodic obligations payable to the Lenders under each Term Loan Advance and (ii) reasonable and documented out-of-pocket legal fees and costs incurred by Agent or the Lenders in connection with Section 11.12 of this Agreement; provided that, with respect to clause (i) above, in the event that Agent informs Borrower that Agent will not initiate a debit entry to Borrower’s account for a certain amount of the periodic obligations due on a specific payment date, Borrower shall pay to Agent, for the ratable benefit of the Lenders, such amount of periodic obligations in full in immediately available funds on such payment date; provided, further, that, with respect to clause (i) above, if Agent informs Borrower that Agent will not initiate a debit entry as described above later than the date that is three (3) Business Days prior to such payment date, Borrower shall pay to Agent, for the ratable benefit of the Lenders, such amount of periodic obligations in full in immediately available funds on the date that is three (3) Business Days after the date on which Agent notifies Borrower thereof; provided, further, that, with respect to clause (ii) above, in the event that Agent informs Borrower that Agent will not initiate a debit entry to Borrower’s account for certain amounts of such out-of-pocket legal fees and costs incurred by Agent or the Lenders, Borrower shall pay to Agent such amounts in full in immediately available funds within three (3) Business Days.

2.3 Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to the Lenders an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of the Lenders’ accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.4 Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to four percent (4%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.2(f), plus four percent (4%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.2(f) or this Section 2.4, as applicable.

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2.5 Prepayment. At its option upon at least seven (7) Business Days’ prior written notice (which such notice may be conditioned upon the consummation of a transaction constituting a Change in Control or a refinancing of the Loans) to Agent, Borrower may at any time prepay all or a portion (such portion not to be less than $5,000,000 or increments of $1,000,000 in excess thereof) of the outstanding Advances by paying the entire principal balance (or such portion thereof), all accrued and unpaid interest thereon, together with a prepayment charge equal to the following percentage of the principal amount of the Advance being prepaid: with respect to each Advance, if the principal amount of such Advance is prepaid in any of the first twelve (12) months following the Closing Date, two percent (2.0%); after twelve (12) months but on or prior to twenty four (24) months, one point five percent (1.5%); and thereafter until the date that is thirty (30) days prior to the Term Loan Maturity Date, one percent (1.0%) (each, a “Prepayment Charge”). If at any time Borrower elects to make a prepayment, and at such time, there are outstanding Advances under multiple Tranches, the Prepayment Charge shall be determined by applying the amount of such prepayment in the following order: first, to the outstanding principal amount (and accrued but unpaid interest thereon) of Advances outstanding under the Tranche with the latest initial funding date; second, to the outstanding principal amount (and accrued but unpaid interest thereon) of Advances outstanding under the Tranche with the next latest initial funding date and so on until the entire principal balance of all Advances made hereunder (and all accrued but unpaid interest thereon) is paid in full. Borrower agrees that the Prepayment Charge is a reasonable calculation of the Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and the Prepayment Charge upon any prepayment hereunder. Notwithstanding the foregoing, Agent and the Lenders agree to waive the Prepayment Charge if Agent and the Lenders (in their sole and absolute discretion) or their respective Affiliates (1) agree in writing to refinance the Advances prior to the Term Loan Maturity Date or (2) otherwise agree in writing to waive such Prepayment Charge upon the request of the Borrower. Any amounts paid under this Section shall be applied by Agent to the then unpaid amount of any Secured Obligations (including principal and interest) in such order and priority as Agent may choose in its sole discretion. For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

2.6 End of Term Charge.

(a) On any date that Borrower partially prepays the outstanding Secured Obligations pursuant to Section 2.5 (other than, for the avoidance of doubt, any partial prepayment that would result in all remaining outstanding Secured Obligations being prepaid in full), Borrower shall pay the Lenders a charge of equal to six point six percent (6.60%) of the aggregate principal amount of such Term Loan Advances being prepaid.

(b) On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays in full the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement), or (iii) the date that the Secured Obligations become due and payable (including by acceleration of the Secured Obligations during an Event of Default) pursuant to the terms of this Agreement, Borrower shall pay the Lenders a charge equal to (i) six point six percent (6.60%) of the aggregate original principal amount of the Term Loan Advances made hereunder minus (ii) the aggregate amount of payments made pursuant to Section 2.6(a) (collectively, with any charge required to be paid pursuant to Section 2.6(a), the “End of Term Charge”).

(c) Notwithstanding the required payment date of such End of Term Charge, the applicable pro rata portion of the End of Term Charge shall be deemed earned by the Lenders as of each date a Term Loan Advance is made. For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

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2.7 Pro Rata Treatment. Each payment (including prepayment) on account of any fee and any reduction of the Term Loans shall be made pro rata according to the Term Commitments of the relevant Lenders.

2.8 Taxes; Increased Costs. Borrower, Agent and the Lenders each hereby agree to the terms and conditions set forth on Addendum 1 attached hereto. The Loan Parties and the Lenders acknowledge and agree that the Warrants and the Term Loans shall be treated as part of an “investment unit” as defined in Section 1273(c)(2) of the Code. None of the parties will, except as required by Applicable Law, file any tax return on a basis inconsistent with, or take any position in any tax audit or other proceeding inconsistent with, such treatment or allocation described in this Section 2.8.

2.9 Treatment of Prepayment Charge and End of Term Charge. Borrower agrees that any Prepayment Charge and any End of Term Charge payable shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, and Borrower agrees that it is reasonable under the circumstances currently existing and existing as of the Closing Date. The Prepayment Charge and the End of Term Charge shall also be payable in the event the Secured Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means. Each Loan Party expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing Prepayment Charge and End of Term Charge in connection with any such acceleration. Borrower agrees (to the fullest extent that each may lawfully do so): (a) each of the Prepayment Charge and the End of Term Charge is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (b) each of the Prepayment Charge and the End of Term Charge shall be payable notwithstanding the then prevailing market rates at the time payment is made; (c) there has been a course of conduct between the Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Charge and the End of Term Charge as a charge (and not interest) in the event of prepayment or acceleration; and (d) Borrower shall be estopped from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that its agreement to pay each of the Prepayment Charge and the End of Term Charge to the Lenders as herein described was on the Closing Date and continues to be a material inducement to the Lenders to provide the Term Loans.

SECTION 3. SECURITY INTEREST

3.1 Grant of Security Interest. As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Agent a security interest in all of Borrower’s right, title, and interest in, to and under all of Borrower’s personal property and other assets including without limitation the following (except as set forth herein) whether now owned or hereafter acquired (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (other than Intellectual Property); (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; and all other tangible and intangible personal property of Borrower (other than Intellectual Property) whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing; provided, however, that the Collateral shall include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property to the extent necessary to permit perfection of Agent’s security interest in the Rights to Payment.

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3.2 Excluded Collateral. Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, the Collateral shall not include (the following, collectively, “Excluded Assets”) (a) subject to the last sentence of Section 3.1, any Intellectual Property, (b) nonassignable licenses or contracts, including without limitation any licenses described in clause (b) of the defined term “Permitted Transfers”, which by their terms require the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406, 9407 and 9408 of the UCC); provided further, that upon the termination of such prohibition or such consent being provided with respect to any license or contract, such license or contract shall automatically be included in the Collateral, (c) more than 65% of the presently existing and hereafter arising issued and outstanding Equity Interests (including for this purpose indebtedness treated as equity for U.S. federal income tax purposes) owned by Borrower of any Foreign Subsidiary or Foreign Subsidiary Holding Company which Equity Interests entitle the holder thereof to vote for directors or any other matter, (d) any Excluded Account, (e) any property, right or asset held by any Loan Party to the extent that a grant of a security interest therein is prohibited by applicable law, (f) the assets of any non-wholly owned subsidiary pursuant to customary restrictions and conditions contained in agreements governing joint ventures or strategic alliances that constitute Permitted Investments, provided that the applicable Loan Party has exercised its good faith best efforts to not agree to (or to remove) such customary restrictions and conditions, (g) interests in joint ventures that constitute Permitted Investments pursuant to customary restrictions and conditions contained in agreements governing such joint ventures, (h) margin stock, (i) motor vehicles and (j) commercial tort claims that, in the reasonable determination of the Borrower, are not expected to result in a judgment in excess of $150,000.

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligations of the Lenders to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1 Initial Advance. On or prior to the Closing Date, Borrower shall have delivered (or caused to be delivered) to Agent the following:

(a) duly executed counterparts of this Agreement, Account Control Agreements, the ACH Authorization, the Side Letter and all other documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent, in all cases, in form and substance reasonably acceptable to Agent;

(b) a legal opinion of Borrower’s counsel in form and substance reasonably acceptable to Agent;

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(c) a copy of resolutions of Borrower’s Board evidencing approval of (i) the Loan and other transactions evidenced by the Loan Documents, and (ii) the Warrants and transactions evidenced thereby, in each case, as attached to a certificate certified by an officer of Borrower and delivered to Agent on the Closing Date or such other date (with respect to the Warrant);

(d) certified copies of the Charter of Borrower, certified by the Secretary of State of the applicable jurisdiction of organization and the other Organizational Documents, as amended through the Closing Date, of Borrower, certified by an officer of Borrower;

(e) a certificate of good standing for Borrower from the applicable jurisdiction of organization and similar certificates from all other jurisdictions in which Borrower does business and where the failure to be qualified could have a Material Adverse Effect;

(f) a perfection certificate of Borrower, together with duly executed signatures thereto;

(g) certified copies, dated as of a recent date, of searches for financing statements filed in the central filing office of the State of Delaware;

(h) Intellectual Property searches with respect to Borrower;

(i) payment of (i) the Due Diligence Fee (which has been paid prior to the Closing Date), (ii) the Initial Facility Charge and (iii) Agent’s and the Lenders’ current expenses reimbursable pursuant to this Agreement, which amounts under clauses (ii) and (iii) may be deducted from the initial Advance;

(j) all certificates of insurance, endorsements, and copies of each insurance policy required pursuant to Section 6.2; and

(k) such other documents as Agent may reasonably request at least one (1) Business Day prior to the Closing Date.

4.2 All Advances. On each Advance Date:

(a) Agent shall have received an Advance Request for the relevant Advance as required by Section 2.2(e), duly executed by Borrower’s chief executive officer or chief financial officer;

(b) The representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date;

(c) Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing;

(d) with respect to any Tranche 2 Advance, the Loan Parties shall have paid the Tranche 2 Facility Charge (which amount may be deducted from such Tranche 2 Advance);

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(e) with respect to the Tranche 3 Advance, the Loan Parties shall have paid the Tranche 3 Facility Charge (which amount may be deducted from such Tranche 3 Advance);

(f) with respect to any Tranche 4 Advance, the Loan Parties shall have paid the Tranche 4 Facility Charge (which amount may be deducted from such Tranche 4 Advance);

(g) with respect to any Tranche 5 Advance, the Loan Parties shall have paid the Tranche 5 Facility Charge (which amount may be deducted from such Tranche 5 Advance);

(h) with respect to any Tranche 3 Advance or Tranche 4 Advance, on the applicable Advance Date, the Borrower shall be in compliance with the Performance Covenant (to the extent such Performance Covenant is in effect pursuant to the terms of Section 7.20(b)(i) hereof);

(i) with respect to any Tranche 2 Advance, Tranche 3 Advance, Tranche 4 Advance, or Tranche 5 Advance, on the applicable Advance Date, the Borrower shall deliver to Agent a copy of the Warrant (with original to follow promptly thereafter) with respect to such Term Loan Advance, in each case substantially in the form of the Warrant in respect of the Tranche 1 Advance that is to be delivered on or after the Closing Date in accordance with Section 4.4 hereof (the “Closing Date Warrant”); provided that any changes or other deviations from the terms of such Closing Date Warrant shall be in form and substance reasonably acceptable to Agent; and

(j) each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in subsections (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3 No Default; No Material Adverse Effect. As of the Closing Date and each Advance Date, (i) no fact or condition exists that could (or could, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

4.4 Post-Closing Deliveries. The Loan Parties shall deliver the documents or satisfy the conditions, as applicable, in accordance with Schedule 4.4 hereto.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1 Organizational Status. Each Loan Party is a corporation, limited liability company or partnership, as applicable, duly organized, legally existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation, limited liability company or partnership, as the case may be, in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Each Loan Party’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit B, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date in accordance with this Agreement (including in any Compliance Certificate).

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5.2 Collateral. Each Loan Party owns the Collateral and the Intellectual Property, free of all Liens, except for Permitted Liens. Each Loan Party has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.

5.3 Consents. Each Loan Party’s execution, delivery and performance of this Agreement and all other Loan Documents to which it is party, and Borrower’s execution of the Warrants, (i) have been duly authorized by all necessary action in accordance with such Loan Party’s Organizational Documents and applicable law, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens, (iii) do not violate (A) any provisions of such Loan Party’s Organizational Documents, or (B) any, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject, and (iv) except as described on Schedule 5.3, do not violate in any material respect any contract or agreement or require the consent or approval of any other Person which has not already been obtained. The individual or individuals executing the Loan Documents on behalf of each Loan Party and the Warrant on behalf of Borrower are duly authorized to do so.

5.4 Material Adverse Effect. No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing, and no Loan Party is aware of any event or circumstance likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5 Actions Before Governmental Authorities. There are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of any Loan Party, threatened in writing against or affecting a Loan Party or its property, that is reasonably expected to result in a Material Adverse Effect.

5.6 Laws.

(a) Neither Borrower nor any of its Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Borrower is not in default under any provision of any (i) agreement or instrument evidencing material Indebtedness or any other Material Agreement to which it is a party or by which it is bound, or (ii) any other agreement to which default is reasonably expected to result in a Material Adverse Effect.

(b) Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary to continue their respective businesses as currently conducted.

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(c) None of Borrower, any of its Subsidiaries, or to the knowledge of Borrower any of Borrower’s or its Subsidiaries’ respective controlled Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or, to the knowledge of Borrower, any of their respective controlled Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. None of the funds to be provided under this Agreement will be used, directly or indirectly, (a) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations or (b) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.7 Information Correct and Current. No information, report, Advance Request, financial statement, exhibit or schedule furnished (in each case, other than forecasts, projections and other forward looking statements and information), by or on behalf of any Loan Party to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained, or, when taken as a whole, contains, any material misstatement of fact or, when taken together with all other such information or documents, omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections, forecasts or forward-looking statements provided by any Loan Party to Agent, whether prior to or after the Closing Date, shall be provided in good faith and based on assumptions believed by management to be reasonable at the time made (it being understood that such matters are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, that no assurance is given that any particular matters will be realized and that actual results may differ).

5.8 Tax Matters. Except as described on Schedule 5.8, (a) Borrower and its Subsidiaries have filed all federal and state income Tax returns and other material Tax returns that they are required to file, (b) Borrower and its Subsidiaries have duly paid all federal and state income Taxes and other material Taxes or installments thereof that they are required to pay, except Taxes being contested in good faith by appropriate proceedings and for which Borrower and its Subsidiaries maintain adequate reserves in accordance with GAAP, and (c) to the best of Borrower’s knowledge, no proposed or pending Tax assessments, deficiencies, audits or other proceedings with respect to Borrower or any Subsidiary have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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5.9 Intellectual Property Claims. Each Loan Party is the sole owner of, or otherwise has the right to use, the Intellectual Property material to such Loan Party’s business. Except as described on Schedule 5.9 and as may be updated by Borrower in a written notice provided from time to time after the Closing Date, (i) each of the material Copyrights, Trademarks and Patents (other than patent applications) is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) except as set forth in the most recently delivered Compliance Certificate in accordance with Section 7.1(d), no claim has been made to any Loan Party that any material part of the Intellectual Property violates the rights of any third party. Exhibit C (and as may be updated by Borrower in a written notice provided from time to time after the Closing Date) is a true, correct and complete list of each Loan Party’s registered Patents and filed Patent applications, registered Trademarks, registered Copyrights, and Material Agreements under which such Loan Party licenses Intellectual Property from third parties (other than shrink-wrap software licenses, licenses that are commercially available to the public, open source licenses, licenses disclosed in writing to Agent as required under this Agreement and immaterial Intellectual Property licensed to Borrower in the ordinary course of business), together with application or registration numbers, as applicable, owned by such Loan Party or any Subsidiary, in each case as of the Closing Date. No Loan Party is in material breach of, nor has any Loan Party failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to each Loan Party’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10 Intellectual Property.

(a) A true, correct and complete list of each pending, registered or in-licensed Intellectual Property that, individually or taken together with any other such Intellectual Property, is material to the business of Borrower and its Subsidiaries, taken as a whole, relating to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Products, and is owned or co-owned by or exclusively or non-exclusively licensed to Borrower or any of its Subsidiaries (collectively, the “Current Company IP”), including its name/title, current owner or co-owners (including ownership interest), registration, patent or application number, and registration or application date, issued or filed in the United States of America, is set forth on Schedule 5.10(a) (as such schedule may be supplemented by any Compliance Certificate; provided that such disclosure made in such Compliance Certificate shall not cure any default arising from any false or misleading misrepresentations and warranties when made or when deemed made). Except as set forth on Schedule 5.10(a) (as such schedule may be supplemented by any Compliance Certificate; provided that such disclosure made in such Compliance Certificate shall not cure any default arising from any false or misleading misrepresentations and warranties when made or when deemed made), (i) (A) each item of owned Current Company IP is valid, subsisting and (other than with respect to Patent applications) enforceable and no such item of Current Company IP has lapsed, expired, been cancelled or invalidated or become abandoned or unenforceable, and (B) no written notice has been received challenging the inventorship or ownership, or relating to any lapse, expiration, invalidation, abandonment or unenforceability, of any such item of Current Company IP, and (ii) (A) each such item of Current Company IP which is licensed from another Person is valid, subsisting and enforceable and no such item of Current Company IP has lapsed, expired, been canceled or invalidated, or become abandoned or unenforceable, and (B) no written notice has been received challenging the inventorship or ownership, or relating to any lapse, expiration, invalidation, abandonment or unenforceability, of any such item of Current Company IP. To the knowledge of any Loan Party, there are no published Patents, Patent applications, articles or prior art references that would reasonably be expected to materially adversely affect the exploitation of the Products. Except as set forth on Schedule 5.10(a), (as such schedule may be supplemented by any Compliance Certificate; provided that such disclosure made in such Compliance Certificate shall not cure any default arising from any false or misleading misrepresentations and warranties when made or when deemed made) (x) each Person who has or has had any rights in or to owned Current Company IP or any trade secrets owned by Borrower or any of its Subsidiaries, including each inventor named on the Patents within such owned Current Company IP filed by Borrower or any of its Subsidiaries, and has executed an agreement assigning his, her or its entire right, title and interest in and to such owned Current Company IP and such trade secrets, and the inventions, improvements, discoveries, writings, works of authorship, information and other intellectual property embodied, described or claimed therein, to the stated owner thereof, and (y) no such Person has any contractual or other obligation that would preclude or conflict with such assignment or the exploitation of the Products or entitle such Person to ongoing payments.

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(b) (i) Borrower or any of its Subsidiaries possesses valid title to the Current Company IP for which it is listed as the owner or co-owner, as applicable, on Schedule 5.10(a); and (ii) there are no Liens (other than Specified Liens) on any Current Company IP.

(c) There are no material maintenance, annuity or renewal fees that are currently overdue beyond their allotted grace period for any of the Current Company IP which is owned or exclusively licensed to Borrower or any of its Subsidiaries, nor have any applications or registrations therefore lapsed or become abandoned, been cancelled or expired. There are no material maintenance, annuity or renewal fees that are currently overdue beyond their allotted grace period for any of the Current Company IP which is non-exclusively licensed to Borrower or any of its Subsidiaries, nor have any applications or registrations therefor lapsed or become abandoned, been canceled or expired.

(d) There are no unpaid fees or royalties under any Material Agreements that have become due, or are expected to become overdue. Each Material Agreement is in full force and effect and is legal, valid, binding and enforceable in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. Except as set forth on Schedule 5.10(d), neither Borrower nor any of its Subsidiaries, as applicable, is in breach of or default in any manner that could reasonably be expected to materially affect the Products under any Material Agreement to which it is a party or may otherwise be bound, and to the knowledge of Borrower, no circumstances or grounds exists that would give rise to a claim of breach or right of rescission, termination, non-renewal, revision or amendment of any of the Material Agreements, including the execution, delivery and performance of this Agreement and the other Loan Documents.

(e) No payments by Borrower or any of its Subsidiaries are due to any other Person in respect of the Current Company IP, other than pursuant to the Material Agreements and those fees payable to patent offices in connection with the prosecution and maintenance of the Current Company IP, any applicable taxes and associated attorney fees.

(f) Neither Borrower nor any of its Subsidiaries has undertaken or omitted to undertake any acts, and to the knowledge of Borrower, no circumstance or grounds exist that would invalidate or reduce, in whole or in part, the enforceability or scope of (i) the Current Company IP in any manner that could reasonably be expected to materially adversely affect the Products, or (ii) in the case of Current Company IP owned or co-owned or exclusively or non-exclusively licensed by Borrower or any of its Subsidiaries, except as set forth on Schedule 5.10(f), Borrower’s or Subsidiary’s entitlement to own or license and exploit such Current Company IP.

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(g) Except as described on Schedule 5.9 or in the most recently delivered Compliance Certificate in accordance with Section 7.1(d), there is no requested, filed pending, decided or settled opposition, interference proceeding, reissue proceeding, reexamination proceeding, inter-partes review proceeding, post-grant review proceeding, cancellation proceeding, injunction, litigation, paragraph IV patent certification or lawsuit under the Hatch-Waxman Act, hearing, investigation, complaint, arbitration, mediation, demand, International Trade Commission investigation, decree or any other dispute, disagreement, or claim, in each case alleged in writing to Borrower or any of its Subsidiaries (collectively referred to hereinafter as “Specified Disputes”), nor to the knowledge of any Loan Party, has any such Specified Dispute been threatened in writing, in each case challenging the legality, validity, enforceability or ownership of any Current Company IP, in each case that would have a material adverse effect on the Products.

(h) In each case where an issued Patent within the Current Company IP is owned or co-owned by Borrower or any of its Subsidiaries by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office.

(i) Except as set forth on Schedule 5.10(i) (as such schedule may be supplemented by any Compliance Certificate; provided that such disclosure made in such Compliance Certificate shall not cure any default arising from any false or misleading misrepresentations and warranties when made or when deemed made) there are no pending or, to the knowledge of any Loan Party, threatened claims against Borrower or any of its Subsidiaries alleging (i) that any research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Products in the United States of America infringes or violates (or in the past infringed or violated) the rights of any third parties in or to any Intellectual Property (“Third Party IP”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any Third Party IP, or (ii) that any Current Company IP is invalid or unenforceable.

(j) Except as set forth on Schedule 5.10(j), the manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Products does not, to the knowledge of any Loan Party, infringe or violate (or in the past infringed or violated) any issued or registered Third Party IP (including any issued Patent within the Third Party IP) or constitute a misappropriation of (or in the past constituted a misappropriation of) any Third Party IP.

(k) Except as set forth on Schedule 5.10(k), there are no settlements, covenants not to sue, consents, judgments, orders or similar obligations which: (i) restrict the rights of the Borrower or any of its Subsidiaries to use any Intellectual Property relating to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Products (in order to accommodate any Third Party IP or otherwise), or (ii) permit any third parties to use any Company IP.

(l) Except as set forth on Schedule 5.10(l), to the knowledge of any Loan Party (i) there is no, nor has there been any, infringement or violation by any Person of any of the Company IP or the rights therein, and (ii) there is no, nor has there been any, misappropriation by any Person of any Company IP or the subject matter thereof.

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(m) Borrower and each of its Subsidiaries has taken all commercially reasonable measures customary in the biopharmaceutical industry to protect the confidentiality and value of all trade secrets owned by Borrower or any of its Subsidiaries or used or held for use by Borrower or any of its Subsidiaries, in each case relating to the research, development, manufacture, production, use, commercialization, marketing, importing, storage, transport, offer for sale, distribution or sale of the Products.

(n) Except as set forth on Schedule 5.10(n), at the time of any shipment of Products in the United States of America occurring prior to the Closing Date, the units thereof so shipped complied with their relevant specifications and were manufactured in all material respects in accordance with the then-current specifications and FDA Good Manufacturing Practices.

(o) Except as described on Schedule 5.10(o), each Loan Party has all material rights with respect to Intellectual Property necessary or material in the operation or conduct of such Loan Party’s business as currently conducted and proposed to be conducted by such Loan Party. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, each Loan Party has the right, to the extent required to operate such Loan Party’s business, to freely transfer, license or assign Intellectual Property owned by such Loan Party and necessary or material in the operation or conduct of such Loan Party’s business as currently conducted and proposed to be conducted by such Loan Party, without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party. Each Loan Party owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are material to such Loan Party’s business and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Products except customary covenants in inbound license agreements and equipment leases where such Loan Party is the licensee or lessee. No Loan Party is a party to, nor is it bound by, any Restricted License other than as set forth on Schedule 5.15 hereto.

(p) No material software or other materials used by any Loan Party or any of their Subsidiaries (or used in any Products) are subject to an open-source or similar license (including but not limited to the General Public License, Lesser General Public License, Mozilla Public License, or Affero License) in a manner that would cause such software or other materials to have to be (i) distributed to third parties at no charge or a minimal charge (royalty-free basis); (ii) licensed to third parties to modify, make derivative works based on, decompile, disassemble, or reverse engineer; or (iii) used in a manner that requires disclosure or distribution in source code form.

5.11 Products. Except as described on Schedule 5.11, no Intellectual Property owned by any Loan Party or Product has been or is subject to any actual or, to the knowledge of any Loan Party, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner any Loan Party’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates any Loan Party to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of any Loan Party or Products. No Loan Party has received any written notice or claim, or, to the knowledge of such Loan Party, oral notice or claim, challenging or questioning any Loan Party’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to any Loan Party’s knowledge, is there a reasonable basis for any such claim. Neither any Loan Party’s use of its Intellectual Property nor the production and sale of Products infringes the Intellectual Property or other rights of others.

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5.12 Financial Accounts. Exhibit D, as may be updated by Borrower in a written notice provided to Agent after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13 Employee Loans. Except for Permitted Investments (and, for the avoidance of doubt, loans under any plan sponsored by a Loan Party or to which a Loan Party contributes that is intended to be qualified under Section 401(a) of the Code (“Qualified Plan Loans”)), , no Loan Party has outstanding loans to any employee, officer or director of such Loan Party nor has any Loan Party guaranteed the payment of any loan made to an employee, officer or director of such Loan Party by a third party.

5.14 Capitalization and Subsidiaries. Other than PRVB, each Loan Party’s capitalization as of the Closing Date is set forth on Schedule 5.14 annexed hereto. No Loan Party owns any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.14, as may be updated by the Loan Parties in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.

5.15 Solvency. (i) The fair salable value of the Loan Parties’ consolidated assets exceeds the fair value of the Loan Parties’ consolidated liabilities; (ii) no Loan Party is left with unreasonably small capital after the transactions in this Agreement; and (iii) each Loan Party is able to pay its debts (including trade debts) as they become due. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1 Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance covering Borrower and each of its Subsidiaries, on an occurrence form, against risks customarily insured against in Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. Borrower must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence (for the avoidance of doubt, coverage may be provided through a combination of primary and umbrella/excess liability coverage). Borrower has and agrees to maintain a minimum of $2,000,000 of directors’ and officers’ insurance for each occurrence and $5,000,000 in the aggregate. So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles. If Borrower fails to obtain the insurance called for by this Section 6.1 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are immediately due and payable, bearing interest at the then highest rate applicable to the Secured Obligations, and secured by the Collateral. Agent will make reasonable efforts to provide Borrower with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s waiver of any Event of Default.

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6.2 Certificates. Borrower shall deliver to Agent certificates of insurance that evidence compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall reflect Agent (shown as “Hercules Capital, Inc., as Agent”, and its successors and/or assigns) as an additional insured for commercial general liability, a lenders loss payable for all risk property damage insurance, subject to the insurer’s approval, and a lenders loss payable for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. Subject to Section 4.4, attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide for a minimum of thirty (30) days’ advance written notice to Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient) or any other change adverse to Agent’s interests. Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved. Borrower shall provide Agent with copies of each insurance policy, and upon entering or amending any insurance policy required hereunder, Borrower shall provide Agent with copies of such policies and shall promptly deliver to Agent updated insurance certificates with respect to such policies.

6.3 Indemnity. Borrower agrees to indemnify and hold Agent, the Lenders and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct. This Section 6.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, this Agreement.

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SECTION 7. COVENANTS

Borrower agrees as follows:

7.1 Financial Reports. Borrower shall furnish to Agent the financial statements and reports listed hereinafter (the “Financial Statements”):

(a) as soon as practicable (and in any event within thirty (30) days) after the end of each month (other than the third month of any calendar quarter), internal management-prepared interim and year-to-date financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows;

(b) as soon as practicable (and in any event within forty-five (45) days) after the end of each calendar quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that could reasonably be expected to have a Material Adverse Effect, certified by Borrower’s chief executive officer or chief financial officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments;

(c) as soon as practicable (and in any event within ninety (90) days) after the end of each fiscal year, unqualified (other than as to going concern qualification) audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, accompanied by an opinion of EisnerAmper or any other independent registered public accounting firm of nationally or regionally recognized standing;

(d) Borrower will furnish to Agent concurrently with the delivery of financial statements pursuant to subsections (a) and (b) of this Section 7.1, a Compliance Certificate;

(e) as soon as practicable (and in any event within 30 days) after the end of each month, a report showing agings of accounts receivable and accounts payable;

(f) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to holders of its Common Stock, other public holders of the Borrower’s stock and copies of any regular, periodic and special reports or registration statements that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange;

(g) concurrently with the calculation of Market Capitalization for any purpose set forth herein (including Section 7.20(b)), a certified copy of the fully diluted capital structure of PRVB as of such date;

(h) copy of the budget for the then-current fiscal year promptly following its approval by Borrower’s Board and in any event, within 45 days after the end of Borrower’s fiscal year, together with financial and business projections and operating plans for such fiscal year (which shall include T6M Net Product Revenue projections for each month of such fiscal year);

(i) prompt (and in any event within four (4) Business Days) notice if Borrower or any Subsidiary has knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering; and

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(j) insurance renewal statements, annually or otherwise promptly upon renewal of insurance policies required to be maintained in accordance with Section 6.1.

Borrower shall not (without the consent of Agent, such consent not to be unreasonably withheld or delayed), make any change in its (a) accounting policies or reporting practices, except as required by GAAP or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31.

The executed Compliance Certificate and all Financial Statements required to be delivered pursuant to clauses (a), (b), (c) and (d) (as applicable) above shall be sent via e-mail to financialstatements@htgc.com with a copy to legal@htgc.com, bjadot@htgc.com and jralto@htgc.com, provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be faxed to Agent at: (650) 473-9194, attention Account Manager: Provention Bio, Inc.

Notwithstanding the foregoing, documents required to be delivered under Sections 7.1(b), (c), (f) or (i) above (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower emails a link thereto to Agent; provided that Borrower shall directly provide Agent all Financial Statements required to be delivered pursuant to Section 7.1(a), (b) and (c) hereunder.

7.2 Inspection Rights. Borrower shall permit any representative that Agent authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such examinations shall be limited to no more often than once per fiscal year. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, Hercules, for so long as it is Agent or a Lender, shall so long as no default or Event of Default has occurred and is continuing, no more frequently than two (2) times per fiscal year at reasonable times and upon reasonable prior notice to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted to Hercules shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Hercules with respect to any business issues shall not be deemed to give Hercules, nor be deemed an exercise by Hercules of, control over Borrower’s management or policies. Notwithstanding anything to the contrary in this Section 7.2, Borrower and its Subsidiaries shall not be required to furnish, disclose or discuss (i) any information that Borrower determines could adversely affect the attorney-client privilege, (ii) any information that Borrower deems necessary to protect its trade secrets, (iii) confidential information related to compensation and employment and directorship arrangements or (iv) any information relating to Borrower’s and its Subsidiaries’ strategy, negotiating position or similar matters relating to the Loan Documents or any permitted refinancing thereof.

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7.3 Further Assurances. Borrower shall, and shall cause each other Loan Party to, from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, promissory notes or other documents to perfect, give the highest priority to Agent’s Lien on the Collateral (subject to Permitted Liens) or otherwise evidence Agent’s rights herein, in each case, as reasonably requested by Agent. Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Agent, and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Liens granted hereby or pursuant to applicable Loan Documents. In addition, and for such purposes only, Borrower hereby authorizes Agent to execute and deliver on behalf of Borrower and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of Borrower in accordance with Section 9-504 of the UCC), collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Agent’s name or in the name of Agent as agent and attorney-in-fact for Borrower. Borrower shall, and shall cause each other Loan Party to, reasonably protect and defend its title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower or Agent other than Permitted Liens.

7.4 Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, and shall not permit any Subsidiary to do so, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for (a) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (b) purchase money Indebtedness pursuant to its then applicable payment schedule, (c) prepayment (i) by any Loan Party or Subsidiary of intercompany Indebtedness owed to a Loan Party, or (ii) by any Subsidiary that is not a Loan Party of intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not a Loan Party, (d) Indebtedness pursuant to clauses (iv) or (vii) of the definition of Permitted Indebtedness, (e) refinancings or replacements of Indebtedness described in clause (xv) of the definition of Permitted Indebtedness or (f) as otherwise permitted hereunder or approved in writing by Agent.

Notwithstanding anything to the contrary in the foregoing, the issuance of, performance of obligations under (including any payments of interest), and conversion, exchange, exercise, repurchase, redemption (including, for the avoidance of doubt, a required repurchase in connection with the redemption of Permitted Convertible Debt upon satisfaction of a condition related to the stock price of the Common Stock), settlement or early termination or cancellation of (whether in whole or in part and including by netting or set-off) (in each case, whether in cash, Common Stock, following a merger event or other change of the Common Stock, other securities or property), or the satisfaction of any condition that would permit or require any of the foregoing, any Permitted Convertible Debt shall not constitute a prepayment of Indebtedness by Borrower for the purposes of this Section 7.4; provided that principal payments in cash (other than cash in lieu of fractional shares, which shall in any event be permitted) shall only be allowed if the Redemption Conditions are satisfied in respect of such payment and at all times after such payment.

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7.5 Collateral. Borrower shall, and shall cause each other Loan Party to, at all times keep the Collateral, the Intellectual Property and all other property and assets used in Borrower’s or any Loan Party’s business or in which Borrower or any Loan Party now or hereafter holds any interest free and clear from any Liens whatsoever (except for Permitted Liens), and shall give Agent prompt written notice of any legal process affecting all or any portion of the Collateral, the Intellectual Property, such other property or assets, or any Liens thereon in excess of $500,000 in the aggregate; provided however, that the Collateral and such other property or assets may be subject to Permitted Liens except that there shall be no Liens whatsoever on Intellectual Property other than Specified Liens. Borrower shall not, and shall cause each other Loan Party not to encumber its property other than in the case of Permitted Liens. Borrower shall not, and shall cause each other Loan Party not to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Borrower or any Loan Party to create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property (including Intellectual Property), whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (c) customary restrictions on the assignment of leases, licenses and other agreements. Borrower and each Loan Party shall cause each of their Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower and each Loan Party shall cause each of their Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens, provided however, that there shall be no Liens whatsoever on Intellectual Property other than Specified Liens), and shall give Agent prompt written notice of any legal process affecting such Subsidiary’s assets, in each case, where the fair market value of the assets in dispute are in excess of $500,000 in the aggregate for each such dispute.

7.6 Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments.

Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.6 shall not prohibit the conversion by holders of (including any payment upon conversion, whether in cash, Common Stock or a combination thereof), or required payment of any principal or premium on (including, for the avoidance of doubt, in respect of a required repurchase in connection with the redemption of Permitted Convertible Debt upon satisfaction of a condition related to the stock price of the Common Stock) or required payment of any interest with respect to, any Permitted Convertible Debt in each case, in accordance with the terms of the indenture governing such Permitted Convertible Debt; provided that principal payments in cash (other than cash in lieu of fractional shares) shall only be allowed if the Redemption Conditions are satisfied in respect of such payment and at all times after such payment.

7.7 Distributions. Borrower shall not, nor shall it permit any Subsidiary to, (a) repurchase or redeem any class of shares, stock or other Equity Interest other than (i) repurchases described in clause (iii) of the defined term “Permitted Investments” or (ii) the conversion of any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof; (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other Equity Interest, except that a Subsidiary of Borrower may pay dividends or make distributions to Borrower or a Subsidiary of Borrower; (c) except for Permitted Investments and Qualified Plan Loans, lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate; or (d) waive, release or forgive any Indebtedness (other than Qualified Plan Loans) owed by any employees, officers or directors in excess of $100,000 in the aggregate.

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Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.7 shall not prohibit the conversion by holders of (including any payment upon conversion, whether in cash, Common Stock or a combination thereof), or required payment of any principal or premium on or required payment of any interest with respect to, any Permitted Convertible Debt in each case, in accordance with the terms of the indenture governing such Permitted Convertible Debt; provided that principal payments in cash (other than cash in lieu of fractional shares) shall only be allowed if the Redemption Conditions are satisfied in respect of such payment and at all times after such payment.

7.8 Transfers. Except for Permitted Transfers, Borrower shall not, and shall not permit any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets (including Cash) unless previously and specifically approved in writing by the Agent.

7.9 Mergers and Consolidations. Borrower shall not (a) merge or consolidate, nor permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, other than mergers or consolidations (i) of a Subsidiary which is not a Loan Party into another Subsidiary or into a Loan Party, (ii) of a Loan Party into another Loan Party (provided that a Borrower shall be the surviving entity in any transaction involving a Borrower) or (iii) for the purposes of reincorporating Borrower or such Subsidiary in a new jurisdiction (subject to any applicable notice requirements specified in the Loan Documents (including Section 7.11 hereof)); or (b) except for Permitted Investments, acquire, or permit any of its Subsidiaries to acquire, in each case including for the avoidance of doubt through a merger, purchase, in-licensing arrangement or any similar transaction, all or substantially all of the capital stock or property of another Person; provided however, that Borrower shall be permitted to enter into Permitted Acquisitions.

7.10 Taxes. Borrower shall, and shall cause each of its Subsidiaries to, pay when due all material Taxes of any nature whatsoever now or hereafter imposed or assessed against Borrower or such Subsidiary or the Collateral or upon Borrower’s (or such Subsidiary’s) ownership, possession, use, operation or disposition thereof or upon Borrower’s (or such Subsidiary’s) rents, receipts or earnings arising therefrom. Borrower shall, and shall cause each of its Subsidiaries to, accurately file on or before the due date therefor (taking into account proper extensions) all federal and state income Tax returns and other material Tax returns required to be filed. Notwithstanding the foregoing, Borrower and its Subsidiaries may contest, in good faith and by appropriate proceedings diligently conducted, Taxes for which Borrower and its Subsidiaries maintain adequate reserves in accordance with GAAP.

7.11 Certain Changes. Neither Borrower nor any Subsidiary shall change its jurisdiction of organization, organizational form or legal name without twenty (20) days’ prior written notice to Agent (or such shorter notice period as agreed by Agent). Neither Borrower nor any Subsidiary shall suffer a Change in Control. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Agent; and (ii) such relocation shall be within the continental United States of America. Neither Borrower nor any Guarantor shall relocate any item of Collateral (other than (x) in connection with a Permitted Transfer or Permitted Investment, (y) relocations of Equipment having an aggregate value of up to $150,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit B to another location described on Exhibit B) unless (i) it has provided prompt written notice to Agent, (ii) such relocation is within the continental United States of America and, (iii) if such relocation is to a third party bailee that holds finished Products, it has delivered a bailee agreement in form and substance reasonably acceptable to Agent.

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7.12 Deposit Accounts. Neither Borrower nor any Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property, except (i) with respect to which Agent has an Account Control Agreement and (ii) any Excluded Accounts, provided that no Deposit Accounts held by an Immaterial Subsidiary shall have balance in excess of $250,000, or $750,000 in the aggregate for all such Excluded Accounts.

7.13 Joinder of Subsidiaries. Borrower shall notify Agent of each Subsidiary formed or acquired subsequent to the Closing Date and, within twenty (20) days of formation or acquisition (or such longer period as Agent may agree), shall cause any such Subsidiary which is a Domestic Subsidiary to execute and deliver to Agent a Joinder Agreement or, if requested by Agent, a Guaranty and appropriate collateral security documents to secure the obligations pursuant to such Guaranty; provided, however, that such joinder shall not be required (i) of any Immaterial Subsidiary (solely to the extent such Subsidiary continues to qualify as an Immaterial Subsidiary pursuant to clause (y) of the definition of Immaterial Subsidiary set forth herein), (ii) of any Subsidiary that is not a wholly-owned Subsidiary of Borrower or (iii) if Agent determines (in its sole discretion) that the benefit from the entry into such Joinder Agreement is outweighed by the undue burden and expense to Borrower.

7.14 [RESERVED].

7.15 Notification of Event of Default. Borrower shall notify Agent promptly (and in any event within two (2) Business Days) after becoming aware of the occurrence of any Event of Default.

7.16 Regulatory and Product Notices. Borrower shall promptly (but in any event within four (4) Business Days) after the receipt or occurrence thereof notify Agent of:

(a) any written notice received by Borrower or its Subsidiaries alleging potential or actual violations of any Public Health Law by Borrower or its Subsidiaries;

(b) any written notice that the FDA (or international equivalent) is limiting, suspending or revoking any Registration (including, but not limited to, by the issuance of a clinical hold);

(c) any written notice that Borrower or its Subsidiaries has become subject to any Regulatory Action;

(d) the exclusion or debarment from any governmental healthcare program or debarment or disqualification by FDA (or international equivalent) of Borrower or its Subsidiaries or its or their authorized officers;

(e) any written notice that a Borrower or any Subsidiary, or any of their licensees or sublicensees (including licensees or sublicensees under any Material Agreement), is being investigated or is the subject of any allegation of potential or actual violations of any Federal Health Care Program Laws;

(f) any written notice that any product of Borrower or its Subsidiaries has been seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings in the United States of America or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any Product are pending or threatened in writing against Borrower or its Subsidiaries;

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(g) changing the scope of marketing authorization or the labeling of the Products of Borrower and its Subsidiaries under any such Registration; or

(h) considering or implementing any other such Regulatory Action;

except, in each case of (a) through (h) above, where such action would not reasonably be expected to have, either individually or in the aggregate, Material Regulatory Liabilities.

Notwithstanding the foregoing, documents required to be delivered under this Section 7.16 (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which Borrower emails a link thereto to Agent; provided that if such link is incomplete or incorrect in any respect, then such delivery shall be deemed not to have been made for purposes hereof.

7.17 Use of Proceeds. Borrower agrees that the proceeds of the Loans shall be used solely to pay related fees and expenses in connection with this Agreement and for working capital and general corporate purposes. The proceeds of the Loans will not be used in violation of Anti-Corruption Laws or applicable Sanctions.

7.18 Material Agreement. Borrower shall give prompt written notice to Agent of entering into a Material Agreement or materially amending or terminating a Material Agreement. Notwithstanding the foregoing, any notices required to be delivered under this Section 7.18 (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which Borrower emails a link thereto to Agent; provided that if such link is incomplete or incorrect in any respect, then such delivery shall be deemed not to have been made for purposes hereof.

7.19 Compliance with Laws.

(a) Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, compliance in all material respects with all applicable laws, rules or regulations (including any law, rule or regulation with respect to the making or brokering of loans or financial accommodations), and shall, or cause its Subsidiaries to, obtain and maintain all required governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary in connection with the conduct of Borrower’s business. Borrower shall not become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation X, T and U of the Federal Reserve Board of Governors).

(b) Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any controlled Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any controlled Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

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(c) Borrower has implemented and shall maintain in effect policies and procedures reasonably designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(d) Neither Borrower, nor any of its Subsidiaries nor any of their respective directors, officers or employees, or to the knowledge of Borrower, any agent for Borrower or any of its Subsidiaries that shall act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement shall violate Anti-Corruption Laws or applicable Sanctions.

7.20 Financial Covenants.

(a) Minimum Cash.

(i) Beginning on January 1, 2023, Borrower shall at all times maintain Unrestricted Cash in an amount not less than 50.0% of the aggregate outstanding amount of the Term Loans plus the Qualified Cash A/P Amount; provided that, upon (i) achievement of the Approval Milestone and (ii) the effectiveness of the Performance Covenant, Borrower shall at all times maintain Unrestricted Cash in an amount not less than the greater of (A) $20,000,000 and (B) 25% of the aggregate outstanding amount of the Term Loans plus the Qualified Cash A/P Amount.

(ii) If Borrower makes any cash payment in respect of the principal of Permitted Convertible Debt, subject to satisfaction of the Redemption Conditions, Borrower shall, at all times thereafter, maintain Unrestricted Cash in the amount required by the defined term “Redemption Conditions”.

(b) Performance Covenant. Beginning on the Performance Covenant Trigger Date, tested on a monthly basis from and after such date, Borrower’s T6M Net Product Revenue (i) for the month ended June 30, 2024, shall be no less than [****], (ii) for the month ended July 31, 2024, shall be no less than [****], (iii) for the month ended August 31, 2024, shall be no less than [****], (iv) for the month ended September 30, 2024, shall be no less than [****], (v) for the month ended October 31, 2024, shall be no less than [****], (vi) for the month ended November 30, 2024, shall be no less than [****], (vii) for the month ended December 31, 2024, shall be no less than [****], (viii) for the month ended January 31, 2025, shall be no less than [****], (ix) for the month ended February 28, 2025, shall be no less than [****] and (x) for each month thereafter, as of the last date of such month shall be no less than 55% of the projected T6M Net Product Revenue for the trailing six-month period most recently then ended as set forth in the most recent budget approved by Borrower’s Board delivered to Agent pursuant to Section 7.1(h) and that is reasonably acceptable to Agent (such minimum Net Product Revenue requirements set forth in this sentence, the “Performance Covenant”). Compliance with the Performance Covenant set forth in the preceding sentence of this Section 7.20(b)(i) shall be waived for any particular month to the extent that Borrower maintains (x)(1) a minimum Market Capitalization of at least $550,000,000 and (2) Unrestricted Cash in an amount not less than 50% of the aggregate outstanding amount of the Term Loans or (y) Unrestricted Cash in an amount not less than 85% of the aggregate outstanding amount of the Term Loans, in each case, at all times during the maintenance period beginning on the first day of such month through and including the date on which Borrower has delivered the financial statements and the Compliance Certificate for such month in accordance with Sections 7.1(a) and (d) to Agent (for the avoidance of doubt, if Borrower fails to so maintain both a minimum Market Capitalization and/or Unrestricted Cash (as applicable and required pursuant to clause (x) or (y)) at all times during such maintenance period in the amounts required pursuant to this sentence, then Borrower shall be required to comply with the Performance Covenant for such month).

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7.21 Intellectual Property. Borrower shall, and shall cause each other Loan Party to, (i) protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Agent in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrowers’ business to be abandoned, forfeited or dedicated to the public (other than Permitted Transfers) without Agent’s written consent.

7.22 Transactions with Affiliates. Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction of any kind with any Affiliate of Borrower or such Subsidiary on terms that are less favorable to Borrower or such Subsidiary, as the case may be, than those that might be obtained in an arm’s length transaction from a Person who is not an Affiliate of Borrower or such Subsidiary, other than (i) board and committee fees and equity compensation as publicly disclosed or approved by the Board to members of Borrower’s Board and (ii) transactions between and among Borrower and its Subsidiaries.

SECTION 8. RIGHT TO invest

8.1 Borrower shall give timely prior written notice to Agent of each Subsequent Financing and shall use commercially reasonable efforts to permit the Lenders or their Affiliates, or the assignees or nominees of the Lenders or their Affiliates, to participate in any Subsequent Financings in an aggregate amount of up to Two Million Dollars ($2,000,000) (with respect to all such Subsequent Financings) on substantially the same terms, conditions and pricing afforded to others participating in any such Subsequent Financing (subject to compliance with applicable securities laws and regulations). This Section 8.1, and all rights and obligations granted hereunder, shall automatically terminate upon the earliest to occur of (a) termination of the security interest granted pursuant to Section 3.1 of this Agreement and (b) such time that the Lenders or their Affiliates, or the assignees or nominees of the Lenders or their Affiliates, have purchased Two Million Dollars ($2,000,000) of PRVB’s Equity Interests in the aggregate pursuant to the preceding sentence in prior Subsequent Financings.

SECTION 9. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an event of default (each, an “Event of Default”):

9.1 Payments. A Loan Party fails to pay any amount due under this Agreement or any of the other Loan Documents on the applicable due date; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Agent or the Lenders or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay; or

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9.2 Covenants. A Loan Party breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents or any other agreement among any Loan Party, Agent and the Lenders, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 4.4, 6 and 7), any other Loan Document, or any other agreement among Borrower, Agent and the Lenders, such default continues for more than fifteen (15) days after the earlier of the date on which (i) Agent or the Lenders has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 4.4, 6 and 7, the occurrence of such default; or

9.3 Material Adverse Effect. A circumstance has occurred that could reasonably be expected to have a Material Adverse Effect; or

9.4 Representations. Any representation or warranty made by any Loan Party in any Loan Document shall have been false or misleading in any material respect when made or when deemed made; or

9.5 Insolvency. Any Loan Party (a)(i) shall be unable to pay its debts (including trade debts) as they become due, or be unable to pay or perform under the Loan Documents, (ii) shall fail to maintain assets with a fair saleable value that exceeds the fair value of such Loan Party’s liabilities, (iii) shall maintain an unreasonably small amount of capital with which to conduct its business, or (iv) shall otherwise become insolvent; or (b)(i) shall make an assignment for the benefit of creditors; or (ii) shall file a voluntary petition in bankruptcy, or (iii) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (iv) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of such Loan Party or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of such Loan Party; or (v) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vi) such Loan Party or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (v); or (c) either (i) forty-five (45) consecutive days shall have expired after the commencement of an involuntary action against such Loan Party seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of such Loan Party being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) such Loan Party shall file any answer admitting or not contesting the material allegations of a petition filed against such Loan Party in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) forty-five (45) consecutive days shall have expired after the appointment, without the consent or acquiescence of such Loan Party, of any trustee, receiver or liquidator of such Loan Party or of all or any substantial part of the properties of such Loan Party without such appointment being vacated; or

9.6 Attachments; Judgments. Any portion of any Loan Party’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least $1,500,000, or any Loan Party is enjoined or in any way prevented by court order from conducting any part of its business; or

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9.7 Other Obligations.

(a) The occurrence of any default in the payment of any Indebtedness under any agreement or obligation of any Loan Party involving Indebtedness in excess of $1,500,000; or

(b) There is, under any agreement to which any Loan Party is a party with a third party or parties, any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of $1,500,000; or

(c) The occurrence of any default under any Material Agreement that permits the counterparty thereto to terminate such Material Agreement or accelerate payments in excess of $1,500,000 owed thereunder.

SECTION 10. REMEDIES

10.1 General. Upon the occurrence and during the continuance of any one or more Events of Default, Agent may, and at the direction of the Required Lenders shall, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence and during the continuation of an Event of Default of the type described in Section 9.5, all of the Secured Obligations (including, without limitation, the Prepayment Charge and the End of Term Charge) shall automatically be accelerated and made due and payable, in each case without any further notice or act). Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact to: (a) exercisable following the occurrence and during the continuance of an Event of Default, (i) sign Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (ii) demand, collect, sue, and give releases to any account debtor for monies due, settle and adjust disputes and claims about the accounts directly with account debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Agent’s or Borrower’s name, as Agent may elect); (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (v) transfer the Collateral into the name of Agent or a third party as the UCC permits; (vi) receive, open and dispose of mail addressed to Borrower; (vii) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; and (viii) notify all account debtors to pay Agent directly. Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Secured Obligations have been satisfied in full (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) and the Loan Documents have been terminated. Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Secured Obligations have been satisfied in full (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) and the Loan Documents have been terminated. Upon the occurrence, and during the continuance of, an Event of Default, Agent may, and at the direction of the Required Lenders shall, exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Agent’s rights and remedies shall be cumulative and not exclusive.

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10.2 Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Agent may, and at the direction of the Required Lenders shall, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Agent may require Borrower to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent and the Lenders in an amount sufficient to pay in full Agent’s and the Lenders’ reasonable costs and professionals’ and advisors’ fees and expenses as described in Section 11.12;

Second, to the Lenders, ratably, in an amount equal to the then unpaid amount of the Secured Obligations (including principal and interest, including, for the avoidance of doubt, any interest required to be paid pursuant to Section 2.4), in such order and priority as Agent may choose in its sole discretion; and

Finally, after the full and final payment in Cash of all of the Secured Obligations (other than inchoate obligations), to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3 No Waiver. Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Agent to marshal any Collateral.

10.4 Cumulative Remedies. The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

SECTION 11. MISCELLANEOUS

11.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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11.2 Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a) If to Agent:

HERCULES CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer, Bryan Jadot, Jeff Ralto

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

email: [****]

Telephone: [****]

(b) If to the Lenders:

HERCULES CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer, Bryan Jadot, Jeff Ralto

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

email: [****]

Telephone: [****]

(c) If to Borrower:

Provention Bio, Inc.

Attention: Thierry Chauche, Chief Financial Officer

55 Broad Street, 2nd Floor

Red Bank, NJ 07701

Email: [****]

Telephone: [****]

with copies to:

Provention Bio, Inc.

Attention: Heidy King-Jones, Chief Legal Officer

55 Broad Street, 2nd Floor

Red Bank, NJ 07701

Email: [****]

Telephone: [****]

and

Ropes & Gray LLP

Attention: Jay Kim

1211 Avenue of the Americas

New York, NY 10036

Email: [****]
Telephone: [****]

or to such other address as each party may designate for itself by like notice.

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11.3 Entire Agreement; Amendments.

(a) This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including the Agent’s proposal letter dated August 10, 2022 and the Non-Disclosure Agreement).

(b) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b); provided that, for the avoidance of doubt, the terms of the other Loan Documents shall be supplemented by the terms of the Side Letter. The Required Lenders and the Loan Parties party to the relevant Loan Document may, or, with the written consent of the Required Lenders, Agent and the Loan Parties party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Loan Parties of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a Loan Party from its obligations under the Loan Documents, in each case without the written consent of all Lenders; or (D) amend, modify or waive any provision of Section 11.18 or Addendum 3 without the written consent of Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon the applicable Loan Parties, the Lenders, Agent and all future holders of the Loans.

11.4 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

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11.5 No Waiver. The powers conferred upon Agent and the Lenders by this Agreement are solely to protect their rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or the Lenders to exercise any such powers. No omission or delay by Agent or the Lenders at any time to enforce any right or remedy reserved to them, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Agent or the Lenders is entitled, nor shall it in any way affect the right of Agent or the Lenders to enforce such provisions thereafter.

11.6 Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and the Lenders and shall survive the execution and delivery of this Agreement. Sections 6.3, 11.9, 11.10, 11.11, 11.15 and 11.18 shall survive the termination of this Agreement.

11.7 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). No Loan Party shall assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. Agent and the Lenders may assign, transfer, or endorse its rights hereunder and under the other Loan Documents with no obligation to provide notice to Borrower, and all of such rights shall inure to the benefit of Agent’s and the Lenders’ successors and assigns; provided that (i) as long as no Event of Default has occurred and is continuing, neither Agent nor any Lender may assign, transfer or endorse its rights hereunder or under the Loan Documents to any party that is a direct competitor of Borrower (as identified in writing by Borrower to Agent as of the Closing Date and as may be identified in writing from time to time after the Closing Date by Borrower to Agent with the Agent’s written consent), it being acknowledged that in all cases, any transfer to an Affiliate of any Lender or Agent shall be allowed and (ii) in the case of an assignment to any Person other than an Affiliate of Hercules Capital, Inc., Agent shall use reasonable efforts to provide prior or concurrent written notice to Borrower of such assignment (but, for the avoidance of doubt, such assignments may be made without such prior notice to Borrower and the absence of such notice shall not affect the validity or enforceability of such assignment). Notwithstanding the foregoing, (x) in connection with any assignment by a Lender as a result of a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Agent and the Lenders may assign, transfer or indorse its rights hereunder and under the other Loan Documents to any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Agent and the Lenders may assign, transfer or indorse its rights hereunder and under the other Loan Documents to any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such assignee as Agent reasonably shall require. Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States of America a register for the recordation of the names and addresses of the Lender(s), and the Term Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent and the Lender(s) shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

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11.8 Participations. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the U.S. Treasury Regulations issued thereunder on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register. Borrower agrees that each participant shall be entitled to the benefits of the provisions in Addendum 1 attached hereto (subject to the requirements and limitations therein, including the requirements under Section 7 of Addendum 1 attached hereto (it being understood that the documentation required under Section 7 of Addendum 1 attached hereto shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.7; provided that such participant shall not be entitled to receive any greater payment under Addendum 1 attached hereto, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.

11.9 Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Agent and the Lenders in the State of California, and shall have been accepted by Agent and the Lenders in the State of California. Payment to Agent and the Lenders by Borrower of the Secured Obligations is due in the State of California. This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.10 Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.11 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

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11.11 Mutual Waiver of Jury Trial / Judicial Reference.

(a) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER, AGENT AND THE LENDERS SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST AGENT, THE LENDERS OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, THE LENDERS OR THEIR RESPECTIVE ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Agent, Borrower and the Lenders; Claims that arise out of or are in any way connected to the relationship among Borrower, Agent and the Lenders; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, or any other Loan Document.

(b) If the waiver of jury trial set forth in Section 11.11(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c) In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.10, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.12 Professional Fees. Borrower promises to pay Agent’s and the Lenders’ fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable and documented out-of-pocket attorneys’ fees, UCC search fees, filing costs, and other miscellaneous out-of-pocket expenses. In addition, Borrower promises to pay any and all reasonable and documented out-of-pocket attorneys’ and other professionals’ fees and expenses incurred by Agent and the Lenders after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or the Lenders in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

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11.13 Confidentiality. Agent and the Lenders acknowledge that certain items of Collateral and information provided to Agent and the Lenders by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (i) is marked as confidential by Borrower at the time of disclosure, or (ii) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Agent and the Lenders agree that any Confidential Information it may obtain shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Agent and the Lenders may disclose any such information: (a) to its Affiliates and its partners, investors, lenders, directors, officers, employees, agents, advisors, counsel, accountants, counsel, representative and other professional advisors if Agent or the Lenders in their reasonable discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions consistent with the terms of this Section 11.13 that reasonably protect against the disclosure and use of Confidential Information; (b) if such information is generally available to the public or to the extent such information becomes publicly available other than as a result of a breach of this Section or becomes available to Agent or any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than Borrower and not in violation of any confidentiality obligations known to Agent or such Lender; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Agent or the Lenders and any rating agency; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or the Lenders’ counsel; (e) to comply with any legal requirement or law applicable to Agent or the Lenders or demanded by any governmental authority; (f) to the extent reasonably necessary in connection with the exercise of, or preparing to exercise, or the enforcement of, or preparing to enforce, any right or remedy under any Loan Document, including Agent’s sale, lease, or other disposition of Collateral after default, or any action or proceeding relating to any Loan Document; (g) to any participant or assignee of Agent or the Lenders or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee is subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (h) to any investor or potential investor (and each of their respective Affiliates or clients) in Agent or the Lenders (or each of their respective Affiliates); provided that such investor, potential investor, Affiliate or client is subject to confidentiality obligations with respect to the Confidential Information; (i) otherwise to the extent consisting of general portfolio information that does not identify Borrower; or (j) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents. Agent’s and the Lenders’ obligations under this Section 11.13 shall supersede all of their respective obligations under the Non-Disclosure Agreement.

11.14 Assignment of Rights. Borrower acknowledges and understands that Agent or the Lenders may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”). After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and the Lenders hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and the Lenders shall retain all rights, powers and remedies hereby given. No such assignment by Agent or the Lenders shall relieve Borrower of any of its obligations hereunder. The Lenders agree that in the event of any transfer by it of any promissory notes, it will endorse thereon a notation as to the portion of the principal of such promissory notes, which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

Each Assignee (i) consents to the terms and provisions of the Side Letter, (ii) agrees that it is and will be bound (as Agent or a Lender, as applicable) by the terms and conditions of the Side Letter, whether or not such Assignee executes such agreement and (iii) authorizes the Agent to enter into the Side Letter and (iv) will not take any actions contrary to the provisions of the Side Letter.

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11.15 Termination; Revival of Secured Obligations; Release.

(a) Other than as set forth in Section 11.6, this Agreement and the other Loan Documents shall terminate upon the payment in full in Cash of all Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement). This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Agent or the Lenders. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, the Lenders or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Agent or the Lenders in Cash.

(b) Each of the Lenders agree that upon request by the Agent at any time to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document (after written request therefore from the Borrower, which written request shall be reasonably detailed and include a summary of the permitted transaction for which such release or subordination is sought as well as a description of the subject Collateral which is to be released or subordinated), the Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) will confirm in writing the Agent’s authority to release or subordinate their interests in the Liens granted hereunder to secure the Secured Obligations. Thereafter, the Agent will (and each Lender irrevocably authorizes the Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request in writing to evidence such release or subordination for such permitted transaction.

11.16 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

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11.17 No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, the Lenders and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, the Lenders and the Loan Parties which are a party thereto.

11.18 Agency. Agent and each Lender hereby agree to the terms and conditions set forth on Addendum 3 attached hereto. Borrower acknowledges and agrees to the terms and conditions set forth on Addendum 3 attached hereto.

11.19 Publicity. None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.13.

11.20 Multiple Borrowers. Each Borrower party hereto from time to time hereby agrees to the terms and conditions set forth on Addendum 4 attached hereto.

11.21 Electronic Execution of Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the California Uniform Electronic Transaction Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(SIGNATURES TO FOLLOW)

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IN WITNESS WHEREOF, Borrower, Agent and the Lenders have duly executed and delivered this Loan and Security Agreement as of the date set forth above.

BORROWER:

PROVENTION BIO, INC.

Signature:	/s/ Thierry Chauche
Print Name:	Thierry Chauche
Title:	Chief Financial Officer

[Signature Page to Loan and Security Agreement]

Accepted in Palo Alto, California:

AGENT:

HERCULES CAPITAL, INC.

Signature:	/s/ Seth Meyer
Print Name:	Seth Meyer
Title:	Chief Financial Officer

LENDERS:

HERCULES CAPITAL, INC.

Signature:	/s/ Seth Meyer
Print Name:	Seth Meyer
Title:	Chief Financial Officer

[Signature Page to Loan and Security Agreement]

Table of Addenda, Exhibits and Schedules

Addendum 1:	Taxes; Increased Costs

Addendum 2:	[Reserved]

Addendum 3:	Agent and Lender Terms

Addendum 4:	Multiple Borrower Terms

Exhibit A:	Advance Request
Attachment to Advance Request

Exhibit B:	Name, Locations, and Other Information

Exhibit C:	Patents, Trademarks, Copyrights and Licenses

Exhibit D:	Deposit Accounts and Investment Accounts

Exhibit E:	Compliance Certificate

Exhibit F:	Joinder Agreement

Exhibit G:	[Reserved]

Exhibit H:	ACH Debit Authorization Agreement

Exhibit I:	[Reserved]

Exhibit J-1:	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit J-2:	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit J-3:	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit J-4:	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Schedule 1.1	Commitments
Schedule 1	Subsidiaries
Schedule 1A	Existing Permitted Indebtedness
Schedule 1B	Existing Permitted Investments
Schedule 1C	Existing Permitted Liens
Schedule 4.4	Post-Closing Deliveries
Schedule 5.3	Consents, Etc.
Schedule 5.8	Tax Matters
Schedule 5.9	Intellectual Property Claims
Schedule 5.10(a)	Current Company IP
Schedule 5.10(d)	Matters Relating to Current Material Agreements
Schedule 5.10(f)	Enforceability, Entitlement and Exploitation of Current Company IP
Schedule 5.10(i)	Claims of Infringement on Third Party IP by Current Company IP
Schedule 5.10(j)	Infringement on Third Party IP by Current Company IP
Schedule 5.10(k)	Obligations Relating to Company IP
Schedule 5.10(l)	Third Party Infringements of Company IP
Schedule 5.10(n)	FDA Good Manufacturing Practices Compliance Matters
Schedule 5.10(o)	Intellectual Property
Schedule 5.11	Products
Schedule 5.14	Capitalization
Schedule 5.15	Restricted Licenses
Schedule 5.16	Direct Competitors